Exhibit 2.10

PRIVATE & CONFIDENTIAL

EXECUTION VERSION

Dated 20 December 2022

ALVOTECH

as Issuer

and

THE BONDHOLDERS NAMED HEREIN

as Bondholders

THE CONVERTIBLE BOND INSTRUMENT (TRANCHE B)

1	Alvotech - Bond Instrument (New CB (Tranche B))

Table of Contents

Clause		Page
1	Interpretation	1

2	Amount and Issue of Bonds	44

3	Status	44

4	Form, Denomination and Title	45

5	Registrar and Paying Agent; Transfers of Bonds; Issue of Bond Certificates	45

6	Coupon	51

7	General Covenants	52

8	Conversion	70

9	Representations and Warranties of each Bondholder	77

10	Undertakings	80

11	Payments	82

12	Redemption, Purchase and Cancellation	84

13	Taxation	86

14	Events of Default	90

15	Meetings of Bondholders and Modifications	92

16	Waiver	94

17	Voting and Other Rights	94

18	Replacement of Bond Certificates	94

19	Notices	94

20	Currency of Account; Conversion of Currency; Currency Exchange Restrictions	94

21	Disenfranchisement of Shareholder Affiliates	96

22	Governing Law and Jurisdiction	96

23	Counterparts	97

Schedule 1 Form of Bond Certificate		98

Schedule 2 Form of Transfer Certificate		100

Schedule 3 Provisions for Meetings of Bondholders		103

Schedule 4 Bondholders		108

Schedule 5 Investor Questionnaire		109

i	Alvotech - Bond Instrument (New CB (Tranche B))

THIS BOND INSTRUMENT is dated 20 December 2022 and is made by way of deed by:

1.

ALVOTECH, a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, Rue de Bitbourg, L-1273 Luxembourg Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies’ Register under number B258884 (the “Issuer”); and

2.	THE BONDHOLDERS named in Schedule 4 (Bondholders) hereto (together, the “Bondholders” and each, a “Bondholder”).

Whereas:

(i)	The Issuer has in accordance with its Articles of Association and by resolutions of its Board, created and issued the Bonds pursuant to this Instrument;

(ii)	The Bondholders have agreed to subscribe for the Bonds pursuant to the Subscription Agreement and this Instrument.

NOW THIS INSTRUMENT WITNESSES AND THE ISSUER DECLARES as follows:

1	Interpretation

1.1	The following expressions have the following meanings:

“2022 Alvogen Lux Shareholder Loans” means, collectively, (i) the US$40,000,000 bridge loan pursuant to a loan agreement dated 11 April 2022, and (ii) the US$20,000,000 bridge loan pursuant to a loan agreement dated 1 June 2022, in each case, made between Alvogen Lux as lender and Alvotech Holdings S.A. as borrower (which has been replaced by the Issuer following completion of the statutory merger between Alvotech Holdings S.A. and the Issuer), and each of which has been rolled into and replaced by the Alvogen Lux Shareholder Loans Roll Facility in full pursuant to the terms of the Alvogen Facility Agreement;

“2022 Alvogen Lux Shareholder Loans Repayment Conditions” means each of the following conditions:

(1)	the FDA Approval has been granted to the Issuer on or before 31 March 2023;

(2)

the aggregate amount of the Net Proceeds of any New Equity Issuance received by the Issuer is not less than US$135,000,000, provided that, for the purpose of this paragraph (2) only, the New Equity Issuance Period shall not apply to such New Equity Issuance and the relevant New Equity Issuance may be consummated by the Issuer at any time on or after the 2022 Senior Bonds Upsize A&R Effective Date, in each case in compliance with the Senior Bonds Instruments; and

(3)

immediately following and calculated giving pro forma effect to the related proposed prepayment and/or repayment (including payment of any fees, interest or similar payments due thereunder) of any 2022 Alvogen Lux Shareholder Loans being made, the Issuer and (as applicable) other Guarantors (taken as a whole) shall have not less than US$200,000,000 (or the Dollar Equivalent) of cash or Cash Equivalents on balance sheet;

1	Alvotech - Bond Instrument (New CB (Tranche B))

“2022 Senior Bonds Upsize Amendment and Restatement Deed” means the amendment and restatement deed relating to the Senior Bonds dated 16 November 2022 and made between, amongst others, the Issuer as issuer, the bondholders therein as bondholders and Madison Pacific Trust Limited as security trustee, paying agent, registrar and calculation agent;

“2022 Senior Bonds Upsize A&R Effective Date” means 17 November 2022;

“ABL Collateral” means all or any of the following assets and properties owned as of the Issue Date, or at any time thereafter acquired, by the Issuer or any Restricted Subsidiary: (1) all Inventory; (2) all Accounts arising from the sale of Inventory or the provision of services; (3) to the extent evidencing, governing or securing the obligations of Account Debtors in respect of the items referred to in the preceding clauses (1) and (2), all (a) General Intangibles, (b) Chattel Paper, (c) Instruments, (d) Documents, (e) Payment Intangibles (including tax refunds), other than any Payment Intangibles that represent tax refunds in respect of or otherwise relate to real property, Fixtures or Equipment and (f) Supporting Obligations; (4) collection accounts and Deposit Accounts, including any Lockbox Account, and any cash or other assets in any such accounts constituting Proceeds of clause (1) or (2) (excluding identifiable cash proceeds in respect of real estate, Fixtures or Equipment or from the sale of the Bonds); (5) all Indebtedness that arises from cash advances to enable the obligor or obligors thereon to acquire Inventory, and any Deposit Account into which such cash advances are deposited (excluding identifiable cash proceeds from the sale of the Bonds); (6) all books and records related to the foregoing; and (7) all Products and Proceeds of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to Inventory or Accounts arising from the sale of Inventory of the Issuer or any Restricted Subsidiary or the provision of services by the Issuer or any Restricted Subsidiary and business interruption insurance. All capitalised terms used in this definition and not defined elsewhere herein have the meanings assigned to them in the Uniform Commercial Code;

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

“Additional Amounts” has the meaning given to it in Condition 13.1;

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person;

“Alternative Stock Exchange” means, in the case of the Shares, if they are not at that time listed and traded on the Stock Exchange, the principal stock exchange or securities market on which the Shares are then listed or quoted or dealt in;

“Alvogen Lux” means Alvogen Lux Holdings S.à r.l., a private company with limited liability (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue Heienhaff, L-1736 Senningerberg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B 149.045;

2	Alvotech - Bond Instrument (New CB (Tranche B))

“Alvogen Facility” means the unsecured and subordinated facility (in an aggregate principal facility amount of US$112,500,000 (such amount being US$50,000,000 made available in cash to the Issuer by Alvogen Lux on the 2022 Senior Bonds Upsize A&R Effective Date (the “Alvogen Facility Cash Loans”) and US$62,500,000 being the Alvogen Lux Shareholder Loans Roll Facility) dated 16 November 2022 (and for the avoidance of doubt, including any increase or upsize of the commitments under that facility established in accordance with the terms of the Senior Bonds Instrument after the 2022 Senior Bonds Upsize A&R Effective Date) granted pursuant to the facility agreement (the “Alvogen Facility Agreement”) dated 16 November 2022 and made by Alvogen Lux as original lender and the rollover lender and the Issuer as borrower in the form agreed with the Bondholders prior to the date of this Instrument (as amended and/or restated pursuant to and in accordance with the terms and conditions of the Alvogen Facility Agreement, the Senior Bonds Instrument and this Instrument);

“Alvogen Facility Agreement” has the meaning given to that term in the definition of “Alvogen Facility”;

“Alvogen Facility Cash Loans” has the meaning given to that term in the definition of “Alvogen Facility”;

“Alvogen Facility Lenders” means Alvogen Lux and such other persons permitted to be lenders under the Alvogen Facility as at the 2022 Senior Bonds Upsize A&R Effective Date that shall accede to the Alvogen Facility Agreement in the capacity of a lender;

“Alvogen Facility Refinancing” means the irrevocable refinancing, repayment and discharge of US$50,000,000 of the principal amount of the Alvogen Facility together with any accrued interest and other costs (excluding, for the avoidance of doubt, the Alvogen Lux Shareholder Loans Roll Facility unless and until the occurrence of a New Capital Roll) in full (and the commitments thereunder being irrevocably cancelled);

“Alvogen Lux Shareholder Loans Roll Amount” means US$62,500,000;

“Alvogen Lux Shareholder Loans Roll” means the rollover of the 2022 Alvogen Lux Shareholder Loans into the Alvogen Facility (on cashless basis) pursuant to the terms of the Alvogen Facility Agreement, following which, the 2022 Alvogen Lux Shareholder Loans shall thereafter be deemed to form part of the Alvogen Facility pursuant to the terms and conditions of the Alvogen Facility;

“Alvogen Lux Shareholder Loans Roll Facility” means the portion of the Alvogen Facility representing the aggregate amount of the 2022 Alvogen Lux Shareholder Loans that have been rolled-over into the Alvogen Facility pursuant to the terms of the Alvogen Facility Agreement, including for the avoidance of doubt, all interest, fees and other amounts whatsoever that have accrued or are to accrue thereon and with such conversion and/or roll being effective on the date of the Alvogen Facility Agreement;

“Articles of Association” means the articles of association of the Issuer in force from time to time;

3	Alvotech - Bond Instrument (New CB (Tranche B))

“Asset Acquisition” means (1) an investment by the Issuer or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Issuer or any Restricted Subsidiary; or (2) an acquisition by the Issuer or any Restricted Subsidiary of the property and assets of any Person other than the Issuer or any Restricted Subsidiary that constitute substantially all of a division or line of business of such Person;

“Asset Disposition” means the sale or other disposition by the Issuer or any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary) of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary; or (2) all or substantially all of the assets that constitute a division or line of business of the Issuer or any Restricted Subsidiary;

“Asset Sale” means:

(1)

any direct or indirect sale, conveyance, transfer, lease (other than an operating lease entered into in the ordinary course of business) or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary of the Issuer, including any disposition by means of a merger, consolidation or similar transaction (each referred to in this definition as a “disposition”); or

(2)

the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) in any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a)

a disposition of (i) Cash Equivalents or Investment Grade Securities, (ii) obsolete, damaged or worn out property or equipment in the ordinary course of business of the Issuer and its Restricted Subsidiaries, (iii) Inventory (as defined in the Uniform Commercial Code) or goods (or other assets) held for sale in the ordinary course of business or (iv) equipment or other assets as part of a trade-in for replacement equipment;

(b)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Condition 7.5;

(c)

any disposition of assets or issuance or sale of Equity Interests, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by the Issuer) of less than US$8,630,000 (or the Dollar Equivalent thereof), in each case whether in a single transaction or a series of related transactions;

(d)

any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer (or to an entity that contemporaneously therewith becomes a Restricted Subsidiary);

4	Alvotech - Bond Instrument (New CB (Tranche B))

(e)

any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(f)	foreclosure on assets of the Issuer or any of its Restricted Subsidiaries;

(g)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h)

any license, collaboration agreement, strategic alliance or similar arrangement in the ordinary course of business on an arm’s length basis providing for the licensing of Proprietary Rights or the development or commercialisation of Proprietary Rights that, at the time of such license, collaboration agreement, strategic alliance or similar arrangement, does not materially and adversely affect the Issuer’s business, condition (financial or otherwise) or prospects, taken as a whole;

(i)

a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(j)

the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property, or Sale/Leaseback Transactions of equipment and property of the Issuer or any Restricted Subsidiary entered into within six months of the Issue Date in an aggregate amount not to exceed US$11,500,000 (or the Dollar Equivalent thereof);

(k)	any surrender or waiver of contract rights or the settlement of, release of, recovery on or surrender of contract, tort or other claims of any kind;

(l)

in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and its Restricted Subsidiaries taken as a whole, as determined in good faith by the Issuer;

(m)

any financing transaction with respect to property built or acquired by the Issuer or any of its Restricted Subsidiaries after the Issue Date, including any Sale/Leaseback Transaction or asset securitisation, permitted by this Instrument;

(n)	dispositions consisting of Permitted Liens;

(o)

any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary of the Issuer) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition; and

5	Alvotech - Bond Instrument (New CB (Tranche B))

(p)

dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

“Aztiq” means ATP Holdings ehf. a company incorporated and registered in Iceland, with registration number 481020-0420, whose registered office is at Smáratorg 3, Kópavogur, Iceland;

“Aztiq CB” means the up to US$105,000,000 convertible bonds issued by the Issuer to Aztiq pursuant to the convertible bond instrument (the “Aztiq CB Bond Instrument”) dated 16 November 2022 and made between the Issuer as issuer and Aztiq as bondholder;

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement and the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of such Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganisation relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof;

“Base Currency” has the meaning given to it in Condition 20.2;

“Board” means the board of directors of the Issuer;

“Bond Certificate” has the meaning given to it in Condition 4.1;

“Bond Documents” means collectively, this Instrument, the Bonds, the Intercreditor Deed, the Subordination Agreement, the Subscription Agreement and any other document designated as a “Bond Document” by the Issuer and Bondholders;

“Bondholders”, and (in relation to a Bond) “holder” means the person in whose name a Bond is registered in the Register of Bondholders;

“Bonds” means the convertible bonds issued or to be issued under this Instrument due 2025 in an aggregate principal amount up to, when aggregated with the outstanding principal amount the Other Bonds, US$200,000,000 (in each case, excluding the principal amount of any Bonds issued as a result of capitalisation of PIK interest pursuant to the terms hereof), which are convertible into Shares in accordance with the terms of this Instrument, and which shall include the Bonds issued on the Issue Date in an aggregate principal amount of US$600,000, any additional Bonds to be issued pursuant to this Instrument (if any) and any capitalisation of PIK interest pursuant to the terms hereof;

“Business Day” means a day other than a Saturday or Sunday on which commercial banks are open for business in Luxembourg, Iceland and New York City, in the case of a surrender of a Bond Certificate, in the place where the Bond Certificate is surrendered;

6	Alvotech - Bond Instrument (New CB (Tranche B))

“Capital Distribution” means any distribution of assets in specie charged or provided or to be provided for in the accounts of the Issuer for any financial period (whenever paid or made and however described) but excluding a cash Dividend and a distribution of assets in specie in lieu of a cash Dividend (and for these purposes a distribution of assets in specie includes without limitation an issue of shares or other securities credited as fully or partly paid-up (other than Shares credited as fully paid) by way of capitalisation of reserves);

“Capital Stock” means (1) in the case of a corporation, corporate stock or shares, (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including Preferred Stock, but excluding any debt securities convertible into such equity, (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

“Capitalised Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalised and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with IFRS and excluding, for the avoidance of doubt, any cash expenditure arising from an operating lease or lease which, in accordance with IFRS, is treated as an operating lease;

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital (including the capital reserves) of the Issuer used for purposes of calculating the amount of Indebtedness that may be Incurred as “Contribution Indebtedness” as described in the definition of “Contribution Indebtedness;” provided that such cash contributions shall cease to be treated as the Cash Contribution Amount to the extent the related Contribution Indebtedness has been reclassified in accordance with Condition 7.4;

“Cash Equivalents” means:

(1)	U.S. dollars, Canadian dollars, pounds sterling, euros or the national currency of any member state in the European Union;

(2)

securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), in each case maturing not more than two years from the date of acquisition;

(3)

certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not to exceed one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of US$287,500,000 (or the Dollar Equivalent thereof) and whose long-term debt is rated “A” by S&P or Fitch or “A2” by Moody’s (or reasonably equivalent ratings of another internationally recognized rating agency);

(4)

repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

7	Alvotech - Bond Instrument (New CB (Tranche B))

(5)

commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s, S&P or Fitch (or reasonably equivalent ratings of another internationally recognized rating agency), and in each case maturing within one year after the date of acquisition;

(6)

readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from any of Moody’s, S&P or Fitch (or reasonably equivalent ratings of another internationally recognized rating agency), in each case with maturities not to exceed two years from the date of acquisition;

(7)

Indebtedness issued by Persons (other than an Affiliate of the Issuer) with a rating of “A” or higher from S&P or Fitch or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized rating agency), in each case with maturities not to exceed 12 months from the date of acquisition; and

(8)	investment funds investing at least 95.0 per cent. of their assets in securities of the types described in clauses (1) through (7) above;

“Change of Tax Law” has the meaning given to it in Condition 12.3;

“Closed Period” has the meaning given to it in Condition 5.7;

“Closing Price” for the Shares for any Trading Day shall be the price published in the quotation sheet of the Stock Exchange for such day or, as the case may be, the equivalent quotation sheet of an Alternative Stock Exchange for such day;

“Companies Law” means the Luxembourg law on commercial companies of 10 August 1915, as amended from time to time;

“Consolidated Interest Expense” means, for any period, the amount that would be included in gross interest expense on a consolidated income statement prepared in accordance with IFRS for such period of the Issuer and its Restricted Subsidiaries, minus interest income for such period, and plus, to the extent not included in such gross interest expense, and to the extent incurred, accrued or payable during such period by the Issuer and its Restricted Subsidiaries, without duplication, (1) interest expense attributable to Capitalized Lease Obligations, (2) amortisation of debt issuance costs and original issue discount expense and non-cash interest payments in respect of any Indebtedness, (3) the interest portion of any deferred payment obligation, (4) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (5) the net costs associated with Hedging Obligations (including the amortisation of fees, taking no account of any unrealised gains or losses or financial instruments other than any derivative instruments which are accounted for on a hedge accounting basis), (6) interest accruing on Indebtedness of any other Person that is Guaranteed by, or secured by a Lien on any asset of, the Issuer or any of its Restricted Subsidiaries, (7) any capitalized interest and (8) all other non-cash interest expense; provided that, interest expense attributable to interest on any Indebtedness bearing a floating interest rate will be computed on a pro forma basis at the rate in effect on the date of determination, in each case as if such rate had been the applicable rate for the entire relevant period; provided further that to the extent the document(s) governing any Indebtedness provide for an increase of the interest rate on such Indebtedness during the term of such Indebtedness, interest expense attributable to interest on such Indebtedness will be computed on the basis of the highest rate contemplated under such document(s);

8	Alvotech - Bond Instrument (New CB (Tranche B))

“Consolidated Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with IFRS) less the amount of Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Bondholders to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with IFRS), in each case with respect to a business, a division or an operating unit of a business, as applicable, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to a business, a division or an operating unit of a business, as applicable, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event.

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For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period;

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)

any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and postretirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalisation or issuance, repayment, refinancing, amendment or modification of Indebtedness shall be excluded; provided, however, that the aggregate amount so excluded pursuant to this clause (1) shall not exceed 15 per cent. of the Net Income of such Person and its Restricted Subsidiary as the case may be, for such period;

(2)

effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in amounts required or permitted by IFRS, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortisation or write-off of any amounts thereof, net of taxes, shall be excluded;

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)

any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(5)

any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Issuer) shall be excluded;

(6)

any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7)

the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

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(8)

solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of “Cumulative Credit”, the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders or equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)	any impairment charges or asset write-offs, in each case pursuant to IFRS, and the amortisation of intangibles arising pursuant to IFRS shall be excluded;

(10)

any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(11)

any (a) one-time non-cash compensation charges, (b) costs and expenses after the Issue Date related to employment of terminated employees or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(12)

accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with IFRS or as a result of adoption or modification of accounting policies shall be excluded;

(13)

solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(14)

(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under IFRS and related interpretations shall be excluded;

11	Alvotech - Bond Instrument (New CB (Tranche B))

(15)

any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

(16)

solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Issuer calculated in accordance with IFRS and the actual Consolidated Taxes paid in cash by the Issuer during any Reference Period shall be included; and

(17)

to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), such loss or expense amounts as are so reimbursed, or reimbursable, by insurance providers in respect of liability or casualty events or business interruption shall be excluded.

Notwithstanding the foregoing, for the purpose of Condition 7.5 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under clauses (5) and (6) of the definition of “Cumulative Credit”;

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortisation and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with IFRS, but excluding any such charge that consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period;

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including state, franchise, property and similar taxes and non-U.S. withholding taxes (including penalties and interest related to such taxes or arising from tax examinations);

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)

to advance or supply funds: (a) for the purchase or payment of any such primary obligation; or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

12	Alvotech - Bond Instrument (New CB (Tranche B))

(3)

to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof;

“Contribution Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount not to exceed the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital (including the capital reserves) of the Issuer after the Issue Date; provided that:

(1)	such cash contributions have not been used to make a Restricted Payment; and

(2)

such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the Incurrence date thereof;

“Coupon Payment Date” means 20 June 2023 (or such other date as may be agreed by the Issuer and the Instructing Bondholders) and each subsequent date falling at six-monthly intervals.

“Coupon Rate” means 12.50% per annum;

“Credit Agreement” means (i) if designated by the Issuer to be included in the definition of “Credit Agreement”, any revolving credit, line of credit or similar agreement, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or instrument extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or instrument or any successor or replacement agreement or agreements or instrument or instruments or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the agreements or instruments referred to in clause (i) remain outstanding, and if designated by the Issuer to be included in the definition of “Credit Agreement”, one or more (x) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, or (y) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time;

“Credit Agreement Documents” means any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time;

“Cumulative Credit” means the sum of (without duplication):

13	Alvotech - Bond Instrument (New CB (Tranche B))

(1)

50 per cent. of the Consolidated Net Income for the period (taken as one accounting period, the “Reference Period”) beginning on the first day of the fiscal quarter during which the Issue Date occurs and ending on the last day of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payments (or, in the case such Consolidated Net Income for such Reference Period is a deficit, minus 100 per cent. of such deficit), plus

(2)

100 per cent. of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash, received by the Issuer after the Issue Date from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(3)

100 per cent. of the aggregate amount of contributions to the capital (including the capital reserves without issuance of shares) of the Issuer received in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4)

the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) that has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided in the case of any such parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)

100 per cent. of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received by the Issuer or any Restricted Subsidiary from: (a) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances that constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (vii) or (xi) of Condition 7.5(b) ), (b) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, or (c) a distribution or dividend from an Unrestricted Subsidiary, plus

14	Alvotech - Bond Instrument (New CB (Tranche B))

(6)

in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer, the Fair Market Value (as determined in good faith by the Issuer) of the Investment of the Issuer or a Restricted Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (vii) or (xi) of Condition 7.5(b) or constituted a Permitted Investment);

“Conversion Date” means, either (i) 31 December 2023, (ii) 30 June 2024 or (iii) if such Bond shall have been called or put for redemption at any time on or after the Issue Date, then up to the close of business (at the place aforesaid) on a date no later than five Business Days (at the place aforesaid) prior to the date fixed for redemption thereof, provided that, in each case, if such date is not a Business Day, the immediate following Business Day;

“Conversion Notice” has the meaning given to it in Condition 8.2(a)(i);

“Conversion Period” has the meaning given to it in Condition 8.1(a);

“Conversion Price” means the price per Share at which Shares will be issued upon exercise of the Conversion Rights, such price initially being US$10.00 per Share, in each case subject to adjustment in accordance with the terms of this Instrument;

“Conversion Right” has the meaning given to it in Condition 8.1(a);

“Conversion Shares” means the Shares to be issued by the Issuer upon conversion of the Bonds;

“Conversion Taxes” has the meaning given to it in Condition 8.2(b);

“Current Market Price” means, in respect of a Share at a particular time on a particular date, the average of the volume-weighted average price (“VWAP”) quoted by the Stock Exchange or, as the case may be, by the Alternative Stock Exchange, for one Share (being a Share carrying full entitlement to Dividend) for the five consecutive Trading Days ending on the Trading Day immediately preceding such date; provided that if at any time during the said five Trading Day period, the Shares shall have been quoted ex-Dividend and during some other part of that period the Shares shall have been quoted cum-Dividend then:

(1)

if the Shares to be issued in such circumstances do not rank for the Dividend in question, the VWAP quotations on the dates on which the Shares shall have been quoted cum-Dividend shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of that Dividend per Share; or

(2)

if the Shares to be issued in such circumstances rank for the Dividend in question, the VWAP quotations on the dates on which the Shares shall have been quoted ex-Dividend shall, for the purpose of this definition, be deemed to be the amount thereof increased by an amount equal to the Fair Market Value of that Dividend per Share;

15	Alvotech - Bond Instrument (New CB (Tranche B))

provided that:

(1)

if the Shares on each of the said five Trading Days have been quoted cum-Dividend in respect of a Dividend which has been declared or announced but the Shares to be issued do not rank for that Dividend, the quotations on each of such dates shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of that Dividend per Share; and

(2)	if:

(A)

the VWAP is not available on each of the five Trading Days during the relevant period, then the arithmetic average of such VWAP which is available in the relevant period shall be used (subject to a minimum of two such VWAP); and

(B)

only one or no such VWAP is available in the relevant period, then the Current Market Price shall be determined in good faith by two independent investment banks of international repute (acting as experts) appointed by the Issuer and approved by an Ordinary Resolution of the Bondholders;

“Debt Securities” means any present or future indebtedness in the form of, or represented by, bonds, debentures, notes, loan stock or other debt securities but shall exclude any indebtedness constituted by loan agreements with lenders not involving the issue of securities;

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default;

“Deposit Account” means a “deposit account” (as defined in Article 9 of the Uniform Commercial Code) in which funds are held or invested for credit to or for the benefit of the Issuer;

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration;

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof;

“Development Cost” means with respect to any Proprietary Rights (and any other rights to produce or sell products) to be acquired from an Affiliate of the Issuer, all costs of Affiliates of the Issuer to develop such Proprietary Rights (and any other rights to produce or sell products) from initiation of their development to their sale or transfer to the Issuer or any Subsidiary Guarantor, including the cost of acquiring such Proprietary Rights (and other rights to produce or sell such products), allocated personnel costs, third party development services, third party bio-study costs, pre-market manufacturing, outside legal expenses and allocated research and development overhead expenses, in each case as such costs are reflected (or are allowed to be reflected) in the financial statements of the Issuer or its Affiliates in accordance with IFRS;

16	Alvotech - Bond Instrument (New CB (Tranche B))

“Dispute” has the meaning given to it in Condition 22.2;

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)

matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favourable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Bonds and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Bonds (including the purchase of any Bonds tendered pursuant thereto)),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3)	is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the Maturity Date of the Bonds or the date the Bonds are no longer outstanding; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock;

“Dividend” means any dividend or distribution, whether of cash, assets or other property, and whenever paid or made and however described (and for these purposes a distribution of assets includes, without limitation, an issue of Shares or other securities credited as fully or partly paid-up); provided that, where a cash Dividend is announced which is to be, or may at the election of a holder or holders of Shares be, satisfied by the issue or delivery of Shares or other property or assets, then, the Dividend in question shall be treated as a cash Dividend of an amount equal to the greater of: (a) the cash Dividend so announced; and (b) the Current Market Price on the date of announcement of such Dividend of such Shares or the Fair Market Value of other property or assets to be issued or delivered in satisfaction of such Dividend (or which would be issued if all holders of Shares elected therefor, regardless of whether any such election is made);

17	Alvotech - Bond Instrument (New CB (Tranche B))

“Dollar Equivalent” means, with respect to:

(1)

ISK at any time for determination thereof, the amount of U.S. dollars obtained by converting ISK at the mid-rate for purchasing US Dollars with ISK (the USD/ISK exchange rate) as published by the Icelandic Central Bank at 11.00am (Icelandic Time) on the date that is two business days prior to the relevant date; and

(2)

with respect to any monetary amount in a currency other than U.S. dollars (except for ISK), at any time for the determination thereof, the amount of U.S. dollars obtained by converting such other currency involved in such computation into U.S. dollars at the base rate for the purchase of U.S. dollars with such other currency as quoted by the Federal Bank of New York on the date of determination;

“Drug Applications” means new drug applications, abbreviated new drug applications, biologic license applications or 351(k) biologic license applications (or equivalent non-U.S. applications of any of the foregoing);

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)

Consolidated Interest Expense plus all cash dividend payments (excluding items eliminated in consolidation) on a series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries that are Restricted Subsidiaries; plus

(3)	Consolidated Non-cash Charges; plus

(4)

any expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalisation or the Incurrence or repayment of Indebtedness permitted to be Incurred by this Instrument (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Bonds and the Bank Indebtedness, (ii) any amendment or other modification of the Bonds or other Indebtedness and (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(5)

project start-up costs, business optimisation expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include the effect of inventory optimisation programs, facility closures, facility consolidations, retention, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(6)	the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

18	Alvotech - Bond Instrument (New CB (Tranche B))

(7)

any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital (including the capital reserves without issuance of shares) of such Person or a Restricted Subsidiary, or net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit;

less, without duplication,

(8)

non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period);

provided, however, the sum of the amounts included in the determination of EBITDA pursuant to clauses (4) through (8) above shall not exceed 20 per cent. of the Consolidated Net Income of such Person for such period.

Notwithstanding the foregoing, the provision for taxes and depreciation, amortisation, non-cash items, charges and write-downs of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interest) that the Net Income of such Restricted Subsidiary was included in calculating Consolidated Net Income for the purposes of this definition;

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock);

“Equity Issuance” means an issuance by the Issuer of new ordinary shares and/or preference shares in its capital and/or unsecured convertible bond(s) that meet all of the Equity Issuance Minimum Conditions;

“Equity Issuance Minimum Conditions” has the meaning given to that term in the Senior Bonds Instruments.

“Event of Default” has the meaning given to it in Condition 14;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchanges Commission promulgated thereunder;

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board) received by the Issuer after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)

the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

19	Alvotech - Bond Instrument (New CB (Tranche B))

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on or after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be;

“Experts” has the meaning given to it in the definition of “Fair Market Value”;

“Fair Market Value” means, with respect to any assets, security, option, warrants or other right on any date, the fair market value of that asset, security, option, warrant or other right as determined by two leading investment banks of international repute (acting as experts), selected by the Issuer and approved by an Ordinary Resolution of the Bondholders (the “Experts”); provided that: (i) the fair market value of a cash Dividend paid or to be paid per Share shall be the amount of such cash Dividend per Share determined as at the date of announcement of such Dividend; (ii) the fair market value of any other cash amount shall be the amount of such cash; (iii) where securities, spin-off securities, options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by the Experts) the fair market value of such securities, spin-off securities, options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights during the period of five Trading Days on the relevant market commencing on the first such Trading Day on which such options, warrants or other rights are publicly traded; and (iv) where securities, spin-off securities, options, warrants or other rights are not publicly traded on a stock exchange or securities market of adequate liquidity (as aforesaid), the fair market value of such securities, spin-off securities, options, warrants or other rights shall be determined by the Experts, on the basis of a commonly accepted market valuation method and taking into account of such factors as they consider appropriate, including but not limited to their market price, their dividend yield (if applicable), the volatility of such market price, prevailing interest rates and the terms of such securities, spin-off securities, options, warrants or other rights, including but not limited to as to the expiry date and exercise price (if any) thereof. Such amount shall, in the case of (i) above, be translated into Dollar Equivalent (if declared or paid or payable in a currency other than the U.S. dollar). In addition, in the case of (i) and (ii) above, the fair market value shall be determined on a gross basis and disregarding any withholding or deduction required to be made on account of tax, and disregarding any associated tax credit;

“FATCA” means:

(1)	sections 1471 to 1474 of the US Internal Revenue Code of 1984 (as amended) or any associated regulations;

(2)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (1) above; or

(3)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (1) or (2) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

20	Alvotech - Bond Instrument (New CB (Tranche B))

“FATCA Deduction” means a deduction or withholding from a payment under a Bond Document required by FATCA;

“FATCA Exempt Party” means a Person that is entitled to receive payments free from any FATCA Deduction;

“FDA Approval” means the FDA approval under 42 U.S.C. § 262(k) of a biologics license application (BLA) authorizing the manufacture and introduction or delivery for introduction into interstate commerce of AVT02 in the United States by the Issuer (or as relevant, any member of the Group), granted to the Issuer (or as relevant, any member of the Group) by FDA of the United States; and for the avoidance of doubt, such an FDA Approval does not include an accelerated approval permitted under 21 U.S.C. 356(c) and 21 C.F.R. part 601, subpart E;

“Financial Officer” of any Person shall mean a member of the Board, the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person;

“First Amortisation Date” means, with respect to any Indebtedness, the date specified in the instrument constituting or governing such Indebtedness as the fixed date on which the first payment of principal of such Indebtedness is due and payable;

“First Priority Lien Obligations” means (i) all Secured Bank Indebtedness, (ii) all other Obligations (not constituting Indebtedness) of the Issuer and its Restricted Subsidiaries under the agreements governing Secured Bank Indebtedness and (iii) all other Obligations of the Issuer or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Indebtedness described in clause (i) or Obligations described in clause (ii) or an Affiliate or Representative of such holder at the time of entry into such Hedging Obligations;

“Fitch” means Fitch Ratings Ltd. And its affiliates or successors;

“Governmental Authority” means the government of any nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank);

“Group” means the Issuer and its Subsidiaries from time to time and “members of the Group” shall be construed accordingly;

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, actual or contingent in any manner (including letters of credit and reimbursement agreements in respect thereof, bond, indemnity or similar assurance against loss), of all or any part of any Indebtedness or other obligations;

“Guarantors” means those members of the Group which Guarantee the Issuer’s obligations with respect to the Senior Bonds from time to time pursuant to the terms of the Senior Bonds Instruments, and a “Guarantor” means any of them;

21	Alvotech - Bond Instrument (New CB (Tranche B))

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under: (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices;

“indemnified party” has the meaning given to it in Condition 5.10;

“IFRS” means the International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto, as in effect from time to time in the European Union. Notwithstanding anything to the contrary, (i) notwithstanding any change in IFRS after the Issue Date that would require lease obligations that would be treated as operating leases as of Issue Date to be classified and accounted for as Capitalised Lease Obligations or otherwise reflected on the Issuer’s consolidated balance sheet, such obligations shall continue to be excluded from the definition of Indebtedness and (ii) any lease that was entered into after Issue Date that would have been considered an operating lease under GAAP in effect as of the Issue Date shall be treated as an operating lease for all purposes under this Instrument and the other Bond Documents, and obligations in respect thereof shall be excluded from the definition of Indebtedness;

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. “Incurrence” has a correlative meaning;

“Indebtedness” means, with respect to any Person:

(1)

the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business and (ii) any liabilities accrued in the ordinary course of business which are not arranged primarily as a means to raise finance), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with IFRS;

(2)

to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

22	Alvotech - Bond Instrument (New CB (Tranche B))

(3)

to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Issuer) of such asset at such date of determination; and (b) the amount of such Indebtedness of such other Person, provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include: (1) Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing; (5) any earn-out obligations, purchase price adjustments, deferred purchase money amounts, milestone and/or bonus payments (whether performance or time-based), and royalty, licensing, revenue and/or profit sharing arrangements, in each case, characterized as such and arising expressly out of purchase and sale contracts, development arrangements or licensing arrangements; or (6) deposits securing Sale/Leaseback Transactions.

Notwithstanding anything in this Instrument to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification section 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Instrument as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Instrument but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Instrument;

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of internationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged;

“Instructing Bondholders” means holders of not less than 50.1% of the aggregate principal amount of the Bonds and Other Bonds then outstanding;

“Intellectual Property” means:

(1)

all rights in inventions (whether or not patentable or reduced to practice) and all improvements thereto, and all patents, patent applications, industrial designs, industrial design applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and re-examinations in connection therewith;

(2)

all trademarks, trademark applications, trade names, service marks, service mark applications, rights in trade dress, logos, designs and other indicia of origin, business names, company names and Internet domain names and all applications, registrations, and renewals in connection therewith, and all goodwill of the business relating to the goods or services in respect of which any of the foregoing are registered or used;

(3)	all copyrights and other works of authorship, semiconductor topography rights and database rights and all applications, registrations and renewals in connection therewith;

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(4)	all rights in Know-How;

(5)	all rights in software (including rights in source code, executable code and related documentation);

(6)	any other intellectual property rights; and

(7)	all rights or forms of protection, subsisting now or in the future, having equivalent or similar effect to the rights referred to in paragraphs (1) to (6) above,

in each case: (i) anywhere in the world; and (ii) whether unregistered or registered (including, for all of them, applications);

“Intercreditor Deed” means the intercreditor deed dated originally dated 14 December 2018 and made initially by and among the Issuer, the guarantors, the security trustee and each of the investor named therein, respectively, as amended and supplemented from time to time pursuant to the terms thereto;

“Interest Coverage Ratio” means, on any date, with respect to any Person on such date, the ratio of (1) the aggregate amount of EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date to (2) the aggregate Consolidated Interest Expense of such Person during such period. In making the foregoing calculation:

(a)

pro forma effect shall be given to any interest payment made during the period on any Indebtedness Incurred (the “Reference Period”) commencing on and including the first day of the relevant period and ending on and including the relevant date of calculation (other than interest payment made on Indebtedness Incurred or repaid under a revolving credit or similar arrangement (or under any predecessor revolving credit or similar arrangement) in effect on the last day of the relevant period), in each case as if such interest payment had been made on the first day of such Reference Period;

(b)

pro forma effect will be given to the creation, designation or redesignation of Restricted Subsidiaries and Unrestricted Subsidiaries as if such creation, designation or redesignation had occurred on the first day of such Reference Period;

(c)

pro forma effect will be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(d)

pro forma effect will be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Issuer or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

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provided that to the extent that clause (c) or (d) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition (or asset acquisition or asset disposition), such pro forma calculation will be based upon the four full fiscal quarter immediately preceding the Incurrence Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available;

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)

securities that have a rating equal to or higher than “Baa3” (or equivalent) by Moody’s or “BBB-” (or equivalent) by S&P or Fitch, or an equivalent rating by any other internationally recognised rating agency, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3)

investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)

corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not to exceed two years from the date of acquisition;

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by IFRS to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Condition 7.5:

(1)

“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (i) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less (ii) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of such Subsidiary at the time of such redesignation; and

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(2)

any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Issuer) at the time of such transfer, in each case as determined in good faith by the Board;

“ISK” or “Icelandic Króna” means the lawful currency of Iceland.

“Issue Date” means the date on which the Bonds are issued, being 20 December 2022 (or such other date as may be agreed by the Issuer and the Instructing Bondholders);

“Judgment Currency” has the meaning given to it in Condition 20.2;

“Know-How” means information that is generally not known to the public (including trade secrets), including information comprised in or derived from formulae, drawings, designs, plans, blueprints, specifications, tools, protocols, techniques, industrial models, templates, test results and procedures, algorithms, methods, artificial intelligence, process technologies, product dossiers, manufacturing and/or formulation know how and research and development activities;

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security assignment, security transfer of title, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien;

“Listing Rules” means the rules, regulations and requirements of the relevant Stock Exchange or the Alternative Stock Exchange (if applicable) rules governing the listing of, and maintenance of any listing of, securities on that Stock Exchange in force from time to time;

“Lockbox Account” means any Deposit Account maintained at a depository institution whose customer deposits are insured by the Federal Deposit Insurance Corporation (to the extent required by law), into which account are paid solely the Proceeds of Inventory and Accounts that constitute ABL Collateral. All capitalized terms used in this definition and not defined elsewhere herein have the meanings assigned to them in the Uniform Commercial Code;

“Losses” has the meaning given to it in Condition 5.10;

“Material Adverse Effect” means:

(1)

any event or circumstance or any combination of them which is materially adverse to the business, operations, assets, liabilities (including contingent liabilities), business or financial condition, results or prospects of the Group taken as a whole and/or any member of the Group individually;

(2)	a material adverse effect on the ability of the Issuer to perform its obligations under the Bond Documents; or

(3)	a material adverse effect on the validity or enforceability of the Bond Documents or the rights or remedies of any party to the Bond Document;

26	Alvotech - Bond Instrument (New CB (Tranche B))

“Material Non-Public Information” means any information in relation to the Issuer or the Group that has not been disseminated in a manner making it available to investors generally (including, without limitation, in the most recent annual report of the Issuer) and which constitutes material non-public information or inside information as defined in the Listing Rules or applicable law or regulation relating the relevant Stock Exchange;

“Maturity Date” means the date falling on the later date of (i) the third anniversary of the Issue Date, being 20 December 2025, (ii) 91 days after the earlier of the full redemption or the final maturity date of the Senior Bonds (as of the date hereof).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof;

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries, determined in accordance with IFRS and before any reduction in respect of Preferred Stock dividends;

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), or, the aggregate cash proceeds received by the Issuer in respect of any New Equity Issuance, Alvogen Facility or New Capital Increase (as defined in the Senior Bonds Instrument) (as applicable), in each case net of (i) the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration or, any New Equity Issuance, Alvogen Facility or New Capital Increase (as applicable) (including legal, accounting and investment banking fees, and brokerage and sales commissions) , (ii) any relocation expenses Incurred as a result thereof, (iii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements to the extent related thereto), (iv) (in respect of any New Equity Issuance, Alvogen Facility or New Capital Increase (as applicable), without duplication) the aggregate amount of all fees, commissions, costs and expenses, stamp, registration and other Taxes incurred by the Issuer or any of its holding companies, Subsidiaries, Affiliates or successors in title in connection with such New Equity Issuance, New Capital Increase or the Alvogen Facility (as applicable) including without limitation the assessment, negotiation, preparation, execution and registration of any agreements or other documents related thereto and including any fees, costs and expenses of professional advisors (whether paid in cash or in kind), (v) amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required to be paid as a result of such transaction, and (vi) any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with IFRS against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction;

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“New Capital Increase” has the meaning given to that term in the Senior Bonds Instrument.

“New Equity Issuance” has the meaning given to that term in the Senior Bonds Instrument.

“Non-Guarantor Subsidiary” means a Subsidiary of the Issuer that is not a Guarantor;

“Non-Recourse” means with respect to any Indebtedness as to which none of the specified Persons (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

“normal office hours” means 9 a.m. to 5 p.m. on a Business Day;

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness;

“Officer” means any managing director (Geschäftsführer), any member of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer or the Secretary of the Issuer;

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by one Officer of the Issuer that meets the requirements set forth in this Instrument;

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Bondholders. The counsel may be an employee of or counsel to the Issuer or the Bondholders;

“Ordinary Resolution” has the meaning given to it in paragraph 19 of Schedule 3;

“Other Bond Instrument” has the meaning given to it in the definition of “Other Bonds”;

“Other Bonds” means the 15.00% p.a. ISK denominated unlisted convertible bonds due 20 December 2025 in an aggregate principal amount up to, when aggregated with the outstanding principal amount the Bonds, US$200,000,000, which is constituted by a tranche A bond instrument to be entered into by the Issuer (the “Other Bond Instrument”), which shall be based on substantially the same terms of the Bonds except that, amongst other things, the Other Bonds shall be listed on an internationally recognised exchange to be elected by the Issuer (including but not limited to Iceland Stock Market or NASDAQ First North Growth Market Iceland, their respective successors) pursuant to the terms of the Other Bond Instrument;

“outstanding” means, with respect to the Bonds, all the Bonds issued other than:

(1)	those which have been redeemed or purchased by the Issuer or in respect of which Conversion Rights have been exercised and which have been cancelled in accordance with this Instrument;

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(2)

those in respect of which the date for redemption in accordance with this Instrument has occurred and the redemption moneys have been duly paid to the relevant Bondholders or persons acting on their behalf;

(3)	those mutilated or defaced Bonds which have been surrendered in exchange for replacement Bonds pursuant to Condition 18; or

(4)

(for the purpose only of determining how many Bonds are outstanding and without prejudice to their status for any other purpose) those Bonds alleged to have been lost, stolen or destroyed and in respect of which replacement Bonds have been issued pursuant to Condition 18;

“Parallel Debt” has the meaning given to it in the Intercreditor Deed;

“Pari Passu Indebtedness” means, with respect to the Issuer and Restricted Subsidiaries, the Bonds and any Indebtedness that ranks pari passu in right of payment to the Bonds;

“Paying Agent” has the meaning given to it in Condition 5.1;

“Payment Date” means any date on which payment is due with respect to the principal amount of the Bonds, whether upon maturity or redemption;

“Permitted Investments” means:

(1)	any Investment in the Issuer or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities for treasury management purposes;

(3)

any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale or any other disposition of assets not constituting an Asset Sale;

(5)

any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date, or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased as required by the terms of such Investment as in existence on the Issue Date;

(6)	advances to employees not in excess of US$11,500,000 (or the Dollar Equivalent thereof) outstanding at any one time in the aggregate;

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(7)

any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganisation or recapitalisation of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under Condition 7.4(b)(x);

(9)

any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) US$11,500,000 (or the Dollar Equivalent thereof) and (y) 2.87 per cent. of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)

Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) US$11,500,000 (or the Dollar Equivalent thereof) and (y) 2.87 per cent. of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11)

loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(12)

Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of “Cumulative Credit”;

(13)

Investments consisting of the licensing of Proprietary Rights or collaboration agreements, strategic alliances or similar arrangements in respect of Proprietary Rights, in each case, for the development or commercialisation of Proprietary Rights in the ordinary course of business and on an arm’s length basis that, at the time of such license, collaboration agreement, strategic alliance or similar arrangement, does not materially and adversely affect the Issuer’s business, condition (financial or otherwise) or prospects, taken as a whole;

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(14)

guarantees issued in accordance with Condition 7.4, including any guarantee or other obligation issued or Incurred under any Credit Agreement in connection with any letter of credit issued for the account of the Issuer or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(15)

Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights, or licenses or leases of Proprietary Rights on an arm’s length basis, in each case in the ordinary course of business;

(16)

any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(17)

Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date not to exceed US$11,500,000 (or the Dollar Equivalent thereof) at any one time; provided that if any Investment pursuant to this clause (17) is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (17) for so long as such Person continues to be the Issuer or a Restricted Subsidiary;

(18)

Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Issuer after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19)

any Investment in an entity or purchase of a business or assets in each case owned (or previously owned) by a customer of the Issuer or a Restricted Subsidiary as a condition or in connection with such customer (or any member of such customer’s group) contracting with a Restricted Subsidiary, in each case in the ordinary course of business;

(20)	any Investment in an entity that is not a Restricted Subsidiary to which the Issuer or a Restricted Subsidiary sells accounts receivable pursuant to a Receivables Financing;

(21)

any Investment in any Restricted Subsidiary of the Issuer or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

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(22)	any Investment in connection with a Sale/Leaseback Transaction not prohibited by this Instrument;

(23)

any Investment made by the Issuer or any Restricted Subsidiary in the Issuer’s Subsidiaries not to exceed US$11,500,000 (or the Dollar Equivalent thereof) at any one time, on terms that are not materially less favourable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(24)

the subscription of shares by Alvotech Hf. in the PRC Joint Venture pursuant to the agreement with the partner to the PRC Joint Venture, provided that the aggregate amount of such investment shall not exceed US$80,500,000 (or the Dollar Equivalent thereof).

“Permitted Liens” means, with respect to any Person:

(1)

pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)

Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)

Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such Person in accordance with IFRS;

(4)

Liens in favour of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business (including any Liens securing Indebtedness permitted to be Incurred pursuant to Condition 7.4(b)(v) and Condition 7.4(b)(xi));

(5)

minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not Incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

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(6)

(A) Liens with respect to ABL Collateral securing an aggregate principal amount of First Priority Lien Obligations not to exceed the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to Condition 7.4(b)(i), (B) Liens securing Indebtedness permitted to be Incurred pursuant to Condition 7.4(b)(iv) and Condition 7.4(b)(xxi) (provided that in the case of Condition 7.4(b)(xxi) such Lien applies solely to acquired property or assets of the acquired entity) and (C) Liens securing an aggregate principal amount of Indebtedness Incurred by the Issuer or any Restricted Subsidiary that would not cause the Secured Indebtedness Leverage Ratio of the Issuer, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Indebtedness had been Incurred and the application of proceeds therefrom had occurred at the beginning of the period for which the Secured Indebtedness Leverage Ratio calculation is being performed, to exceed 2.5 to 1.0;

(7)	(A) Liens existing on the Issue Date and (B) Liens securing the Senior Bonds, including Liens arising under or relating to the Security Documents;

(8)

Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9)

Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with Condition 7.4;

(10)

Liens securing Hedging Obligations not Incurred in violation of this Instrument; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(11)

Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(12)	leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(13)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(14)	Liens in favour of the Issuer or any Restricted Subsidiaries;

(15)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(16)	deposits made in the ordinary course of business to secure liability to insurance carriers;

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(17)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(18)

any license, collaboration agreement, strategic alliance or similar arrangement providing for the licensing of Proprietary Rights or the development or commercialisation of Proprietary Rights in the ordinary course of business and an arm’s length basis;

(19)

Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6) (in the case of Liens to secure any refinancing, refunding, extension, renewal or replacement of Indebtedness under clause (A) or clause (B) of such foregoing clause (6), such Liens shall be deemed to have also been incurred under such clause (6), and not this clause (19), for purposes of determining amounts outstanding under such clause (6)), clause (7), clause (8), clause (9), clause (10) and clause (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10) and (15) at the time the original Lien became a Permitted Lien under this Instrument, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement, and (z) any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (7)(B) shall, at the election of the Issuer, be secured by and entitled to the benefits of the Security Documents and rank pari passu with the Indebtedness that is refinanced, refunded, extended, renewed or replaced;

(20)	Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(21)

judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(22)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(23)

Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business; provided that (i) such arrangement does not permit credit balances of the Issuer or any of its Restricted Subsidiaries to be pooled, netted or set off against debit balances of the Unrestricted Subsidiaries and (ii) such arrangement does not give rise to other Lien over the assets of the Issuer or any of its Restricted Subsidiaries in support of liabilities of Unrestricted Subsidiaries;

(24)

any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; provided, however, that this clause (24) shall not apply to any Liens securing Indebtedness;

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(25)	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Issuer or any Restricted Subsidiary;

(26)

Liens arising by virtue of any statutory or common law provisions or by way of general business conditions (Allgemeine Geschäftsbedingungen) relating to banker’s Liens, rights of set-off or similar rights and remedies as to Deposit Accounts (as defined in the Uniform Commercial Code) or other funds maintained with a depository or financial institution;

(27)	Liens incurred in connection with a Sale/Leaseback Transaction not prohibited under this Instrument;

(28)	Liens that secure Indebtedness Incurred in the ordinary course of business not to exceed US$5,750,000 (or the Dollar Equivalent thereof), in each case at any one time outstanding;

(29)	any interest of title of a lessor under any lease of real or personal property;

(30)	Liens on the identifiable proceeds of any property or asset subject to a Lien otherwise constituting a Permitted Lien;

(31)	Liens securing Indebtedness Incurred under Condition 7.4(b)(xxvi);

(32)	a Saemundargata Loan Security Document granted pursuant to the terms and conditions of the loan agreement relating to the Saemundargata Loan;

(33)

Liens on Capital Stock in or assets or properties of a PRC Restricted Subsidiary (other than the Capital Stock in the PRC Joint Venture) securing Indebtedness of any PRC Restricted Subsidiary Incurred in the PRC;

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, joint-stock company, trust, unincorporated organisation, association, corporation, government (including any agency or political subdivision thereof) or other entity;

“PRC Joint Venture” means the joint venture established by Alvotech hf. (or its successor or transferee) in the PRC in partnership with certain Person incorporated under the laws of the PRC;

“PRC Restricted Subsidiary” means any Restricted Subsidiary incorporated under the laws of the PRC;

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up;

“Proceedings” has the meaning given to it in Condition 22.1;

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“Proprietary Rights” means the Intellectual Property and the Drug Applications;

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)

the Board shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitisation Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Bonds or any Refinancing Indebtedness with respect to the Bonds shall not be deemed a Qualified Receivables Financing;

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing;

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries, may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitisation transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable;

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller;

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“Receivables Subsidiary” means a Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) that engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and that is designated by the Board (as provided below), as a Receivables Subsidiary and:

(1)

no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on Indebtedness) pursuant to Standard Securitisation Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitisation Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitisation Undertakings;

(2)

with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding (other than as part of the Qualified Receivables Financing) other than on terms that the Issuer reasonably believes to be no less favourable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(3)

to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board shall be evidenced to the Bondholders by filing with the Bondholders a certified copy of the resolution of the Board giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions;

“Redemption Amount” of a Bond means 100% of the outstanding principal amount of that Bond plus all accrued, uncapitalised and unpaid coupon in respect thereof from the Issue Date to the applicable redemption date and all other amounts due and payable in respect thereof;

“Refinancing Indebtedness” has the meaning given to it in Condition 7.4(b);

“Refunding Capital Stock” has the meaning given to it in Condition 7.5(b);

“Register of Bondholders” has the meaning given to it in Condition 5.2;

“Registrar” has the meaning given to it in Condition 5.1;

“Registrar’s Office” means the Registrar’s office, as may be notified to the Bondholders pursuant to Condition 19;

“Restricted Cash” means Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Issuer, except for such restrictions that are contained in agreements governing Indebtedness permitted under this Instrument and that is secured by such Cash Equivalents;

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“Restricted Investment” means an Investment other than a Permitted Investment;

“Restricted Payments” has the meaning given to it in Condition 7.5(a);

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Instrument, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer;

“Saemundargata Holdco” means Fasteignafélagið Sæmundur hf., a company incorporated and registered in Iceland, with registration number 591213-1130, whose registered office is at Sæmundargata 15-19, Reykjavík, Iceland

“Saemundargata Loans” means, collectively, (i) the ISK2,519,000,000 term loan facility granted by Landsbankans hf. to Saemundargata Holdco pursuant to the loan agreement dated 27 October 2022, and (ii) ISK4,406,000,000 term loan facility granted by Landsbankans hf. to Saemundargata Holdco pursuant to the loan agreement dated 27 October 2022);

“Saemundargata Loan Security Agreement” means the Icelandic law governed general bond in the amount of ISK8,310,000,000 to be issued by Saemundargata Holdco to Landsbankans hf. on or prior to the 2022 Senior Bonds Upsize A&R Effective Date;

“Saemundargata Premises” means the 12,962.4 m2 building for manufacturing, research, offices, parking lots and underground parking garage located at Saemundargata 15-19, Reykjavik, with the property registration number 232-7931.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof;

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or acquired after the Issue Date by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary contemporaneously leases it from such Person pursuant to a lease on reasonable market terms, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer;

“Sanctions” means, collectively, any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or imposed by the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., the United Nationals Security Counsel, the European Union, Her Majesty’s Treasury, or other relevant sanction authority;

“SEC” means the United States Securities and Exchange Commission;

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (6)(A) of the definition of “Permitted Lien”;

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“Secured Indebtedness” means any Indebtedness secured by a Lien;

“Secured Indebtedness Leverage Ratio” means, with respect to any Person at any date, the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with IFRS) that constitutes Obligations, less the amount of Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems or otherwise discharges any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption or discharge of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Bondholders, to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with IFRS), in each case with respect to a business, a division or an operating unit of a business, as applicable, and any operational changes that the Issuer or any of its Restricted Subsidiaries has both determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to a business, a division or an operating unit of a business, as applicable, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event. For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period;

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“Secured Obligations” has the meaning given to such term in the Intercreditor Deed.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder;

“Security Documents” has the meaning given to that term in the Senior Bonds Instruments.

“Senior Bonds” means the bonds issued pursuant to the Senior Bonds Instruments;

“Senior Bonds Instruments” means, collectively, (i) the tranche A bond instrument originally dated 14 December 2018 (as amended and restated on 24 June 2021, 15 June 2022 and 16 November 2022) and entered into between, among others, Alvotech as issuer and the Guarantors as guarantors and (ii) the tranche B bond instrument originally dated 14 December 2018 (as amended and restated on 24 June 2021, 15 June 2022, and 16 November 2022) and entered into between, among others, Alvotech as issuer and, the Guarantors as guarantors, each as further amended and/or restated from time to time;

“Senior Management” means each of the chairperson, chief executive officer, chief operating officer, chief financial officer, chief legal officer, treasurer, assistant treasurer or controller, or in each case, person(s) performing equivalent functions;

“Shareholder Affiliate” means any shareholder of the Issuer, each Affiliate of any such shareholder, any trust of which any such shareholder or any of its Affiliates is a trustee, any partnership of which any such shareholder or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, any such shareholder or any of its Affiliates;

“Shares” means the ordinary shares with a nominal value of one cent (US$0.01) each in the share capital of the Issuer or shares of any class or classes resulting from any subdivision, consolidation or re-classification of those shares, which as between themselves have no preference in respect of dividends or of amounts payable in the event of any liquidation or dissolution of the Issuer (or, as the context may require, the shares of the Issuer listed on the applicable Stock Exchange);

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary or complementary thereto;

“Special Resolution” has the meaning given to it in paragraph 18 of Schedule 3;

“Specified Office” means, the registered office the Paying Agent, or, any other office notified to the Bondholders pursuant to Condition 19;

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“Standard Securitisation Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer that the Issuer has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitisation Undertaking;

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the document(s) governing such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory prepayment or redemption provision (but excluding any provision providing for the prepayment or repurchase of such Indebtedness at the option of the holder thereof upon the happening of any contingency beyond the control of the borrower or the issuer unless such contingency has occurred);

“Stock Exchange” means a major internationally recognised exchange including but not limited to Iceland Stock Market, NASDAQ First North Growth Market Iceland, or their respective successors;

“Subordinated Indebtedness” means any Indebtedness incurred by the Issuer or any Restricted Subsidiary (whether outstanding on the Issue Date or thereafter Incurred) which is by its terms subordinated in right of payment to the Bonds. For the avoidance of doubt, (x) Subordinated Indebtedness shall be deemed to include any Indebtedness that by its terms is not payable in cash (whether by its terms, by acceleration or otherwise) prior to the repayment in full of the Obligations and (y) Indebtedness shall not be considered subordinated in right of payment solely because it is unsecured, or secured on a junior basis to or entitled to proceeds from security enforcement after, other Indebtedness;

“Subordination Agreement” has the meaning given to it in Condition 3.3.

“Subscription Agreement” has the meaning given to it in Condition 2.

“Subsidiary” includes, in relation to any Person: (i) any company or business entity of which that Person owns or controls (either directly or through one or more other subsidiaries) more than 50 per cent. of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or business entity; (ii) any company or business entity of which that Person owns or controls (either directly or through one or more other subsidiaries) not more than 50 per cent. of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or business entity but effectively controls (either directly or through one or more other Subsidiaries) the management or the direction of business operations of such company or business entity; and (iii) any company or business entity which at any time has its accounts consolidated with those of that Person or which, under Luxembourg law or any other applicable law, regulations or the IFRS or such other applicable generally accepted accounting principles from time to time, should have its accounts consolidated with those of that Person;

“Tax Credit” has the meaning given to it in Condition 13.1;

“Tax Deduction” has the meaning given to it in Condition 13.1;

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“Tax Jurisdiction” has the meaning given to it in Condition 12.3;

“Tax Option Exercise Notice” has the meaning given to it in Condition 12.3;

“Tax Redemption Date” has the meaning given to it in Condition 12.3;

“Tax Redemption Notice” has the meaning given to it in Condition 12.3;

“Taxes” has the meaning given to it in Condition 13.1;

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer without giving effect to any amortisation of the amount of intangible assets since the Issue Date (or, with respect to any intangible assets acquired after the Issue Date, the date such assets were acquired by the Issuer or a Restricted Subsidiary);

“Trading Day” means a day when the Stock Exchange or, as the case may be, an Alternative Stock Exchange, is open for dealing business; provided that if no VWAP or Closing Price, as the case may be, is reported in respect of the relevant Shares on the Stock Exchange or, as the case may be, such Alternative Stock Exchange, for one or more consecutive dealing days such day or days will be disregarded in any relevant calculation and shall be deemed not to have existed when ascertaining any period of dealing days;

“Transfer Certificate” has the meaning given to it in Condition 5.4;

“U.S.” or “United States” means the United States of America;

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time;

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either: (a) the Subsidiary to be so designated has total consolidated assets of US$1,000 or less; or (b) if such Subsidiary has consolidated assets greater than US$1,000, then such designation would be permitted under Condition 7.5.

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The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)

(1) the Issuer would be permitted to Incur US$1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Condition 7.4(a) or (2) the Consolidated Leverage Ratio for the Issuer and its Restricted Subsidiaries would be less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Issuer shall be evidenced to the Bondholders by promptly filing with the Bondholders a copy of the resolution of the Board or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions;

“US$” or “U.S. dollar” means the lawful currency of the U.S;

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person

“VWAP” has the meaning given to it in the definition of Current Market Price; and

“Wholly Owned Restricted Subsidiary” means any wholly owned Subsidiary that is a Restricted Subsidiary.

1.2	Headings used in this Instrument are for ease of reference only and shall be ignored in interpreting this Instrument.

1.3	References to Conditions and Schedules are references to Conditions and Schedules of or to this Instrument.

1.4	In this Instrument:

(a)	words and expressions in the singular include the plural and vice versa and words and expressions importing one gender include every gender;

(b)

any words following the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, phrase or term preceding those terms;

(c)	any reference to a person includes any public body and any body of persons, corporate or unincorporated;

(d)

references to any ordinance, statute, legislation or enactment shall be construed as a reference to such ordinance, statute, legislation or enactment as may be amended or reenacted from time to time and for the time being in force;

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(e)

references in this Instrument to principal, premium and other payments payable by the Issuer shall be deemed also to refer to any additional amounts which may be payable under Condition 14 or any undertaking or covenant given in addition thereto or in substitution therefor pursuant to this Instrument; and

(f)

any reference in these Conditions to “interest” or “coupon” in respect of the Bonds or to any moneys payable by the Issuer under these Conditions or the other Bonds Documents shall be deemed to include a reference to any default interest which may be payable under Condition 11.6 (Default Interest and Delay in Payment) of this Instrument and any reference in these Conditions to accrued interest, accrued coupon, and related expressions shall be construed accordingly.

1.5

References to any agreement or instrument are, unless expressed to be a reference to an agreement or instrument in its original form as at a particular date, references to that agreement or instrument as from time to time amended, novated, supplemented, extended, restated or replaced.

1.6

The parties acknowledge that this Instrument and the Bonds are subject to the terms of the Intercreditor Deed and the Subordination Agreement. Notwithstanding any other provisions in this Agreement, no payment of principal, interest or any other amount may be made and no right of set off may be exercised in respect of the Bonds, except to the extent permitted by the terms of the Intercreditor Deed and the Subordination Agreement.

1.7	The Issuer and the Bondholders agree that the Bonds constitute Subordinated Indebtedness (as such term is defined in the Intercreditor Deed).

1.8

Any coupon or fee accruing under this Instrument will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

2	Amount and Issue of Bonds

The Issuer hereby constitutes the Bonds, including US$600,000 of which are issued on the Issue Date pursuant the subscription agreement dated 15 December 2022 between the Issuer and the Bondholders as investors (the “Subscription Agreement”).

3	Status

3.1

Subject to Conditions 3.2 and 3.3 below, the Bonds constitute direct and unconditional obligations of the Issuer and shall at all times rank pari passu and without any preference or priority among themselves.

3.2

The Bonds will be subordinated to the Senior Bonds as Subordinated Indebtedness (as defined in the Intercreditor Deed) pursuant to the terms and conditions of the Intercreditor Deed. As at the Issue Date, the Bondholders shall enter into an accession undertaking substantially in the form of schedule 2 of the Intercreditor Deed pursuant to which such holder accedes to the Intercreditor Deed as a Subordinated Creditor (as defined in the Intercreditor Deed).

3.3

The Bonds will be further subordinated to the Alvogen Lux Shareholder Loans Roll Facility pursuant to the terms and conditions of the subordination agreement to be entered into by the Bondholders and Alvogen Facility Lenders on or before the Issue Date (the “Subordination Agreement”).

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3.4

The payment obligations of the Issuer under the Bonds shall, save for such exceptions as may be provided by mandatory provisions of applicable laws, at all times rank at least equally with the Alvogen Facility Cash Loans, the Aztiq CB and all of the Issuer’s other present and future direct, unsubordinated, unconditional and unsecured obligations (except for the Senior Bonds).

3.5	No application will be made for a listing of the Bonds, and the Bonds will remain unlisted.

4	Form, Denomination and Title

4.1	Form and Denomination

The Bonds are issued in registered form in the denomination of US$200,000 each (or such other amount as agreed by the Issuer and the Bondholders (as approved by an Ordinary Resolution of the Bondholders)). The registered holding of Bonds is evidenced by the Register of Bondholders (as defined below). If a bond certificate is requested by a Bondholder to be issued, a bond certificate in the form set out in Schedule 1 to this Instrument (each a “Bond Certificate”) will be issued to that Bondholder evidencing its registered holding of Bonds. Each Bond and each Bond Certificate will be numbered serially with an identifying number, which will be recorded in the Register of Bondholders which the Registrar will keep and, if applicable, on the Bond Certificate.

4.2	Title

Title to the Bonds passes only by transfer and registration in the Register of Bondholders as further described in Condition 5. The holder of any Bond will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it or any writing on, or the theft or loss of, the Bond Certificate issued in respect of it (other than the endorsed Transfer Certificate)) and no person will be liable for so treating the holder.

5	Registrar and Paying Agent; Transfers of Bonds; Issue of Bond Certificates

5.1	Registrar and Paying Agent

(a)

The Issuer shall maintain (i) an office or agency where the Bonds may be presented for registration of transfer, for exchange or for conversion (the “Registrar”) and (ii) an office or agency where the Bonds may be presented for payment (the “Paying Agent”). The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Bondholders and the Issuer agree that the Issuer shall initially act as Registrar and Paying Agent until a Registrar and/or a Paying Agent is appointed by the Issuer at any time on or after the Issue Date, and the Bondholders waive any conflict of interest that may arise due to the Issuer’s acting as Registrar and/or Paying Agent pursuant to this Condition 5.1.

(b)

At its sole discretion, the Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent at any time; provided, however, that no such removal shall become effective until acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and successor Registrar or Paying Agent, as the case may be.

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(c)

Upon the appointment of the Registrar or the Paying Agent, the Issuer shall promptly notify the Bondholders in writing of the Registrar’s Office or the Specified Office of such Paying Agent to the extent not already set forth in this Instrument.

5.2	Register of Bondholders

The Issuer will cause to be kept, and the Registrar shall keep, at the Registrar’s Office a register (the “Register of Bondholders”) on which shall be entered, inter alia, (i) the nominal amounts of the Bonds, (ii) the nominal amounts and the serial numbers of the Bonds, (iii) the dates of issue of each of the Bonds, (iv) all subsequent transfers and changes of ownership of the Bonds, (v) the names and addresses of the Bondholders, (vi) all cancellations of the Bonds. Each Bondholder shall be entitled but not obligated to request one Bond Certificate in respect of its entire holding. Each Bondholder, the Issuer and any Person authorised in writing by the Bondholder shall be at liberty, (i) during normal office hours and, in respect of a Bondholder and authorised Person, (ii) upon written notice delivered reasonably in advance to the Registrar, to inspect and, at the costs of the Bondholder, take copies of the Register of Bondholders. Any change in the Registrar’s Office shall be promptly notified to the Bondholders and the Issuer in accordance with Condition 19.

5.3	Bondholder Lists

The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Bondholders (“List of Bondholders”). If the Paying Agent is not the Registrar, the Registrar shall furnish, to the Paying Agent (with a copy to the Issuer), in writing at least five Business Days before the due date of principal, premium, coupon, default interest or any other amounts payable under this Instrument and at such other times as the Paying Agent may request in writing, a list in such form and as of such date as the Paying Agent may reasonably require of the names and addresses of Bondholders.

The Registrar, upon request by Issuer, shall promptly furnish to the Issuer the List of Bondholders. In the event of an amendment to the List of Bondholders, the Registrar shall promptly provide an updated copy of the List of Bondholders to the Issuer.

5.4	Transfers

(a)

Subject to Condition 5.7 and any applicable laws and regulations, including, but not limited to, any transfer restriction pursuant to securities laws as set forth in the Bond Certificates, a Bond may be transferred or exchanged at any time by delivery of an endorsed transfer certificate (substantially in the form set out in Schedule 2 to this Instrument) (a “Transfer Certificate”) duly completed and signed by the registered Bondholder, the transferee or their respective attorneys duly authorised in writing and, if such Bond is in certificated form, delivery of the Bond Certificate issued in respect of that Bond, to the Registrar at the Registrar’s Office together with such evidence as the Registrar may reasonably require to prove the authority of the individuals who have executed the Transfer Certificate; provided that unless with the Issuer’s written consent, no title to a Bond may be transferred or exchanged to an individual that is resident in the Grand Duchy of Luxembourg for tax purposes.

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(b)

No transfer of title to a Bond will be valid unless and until (i) the transferee and its holding is entered on the Register of Bondholders, (ii) the transferee enters into an accession undertaking substantially in the form of schedule 2 of the Intercreditor Deed pursuant to which such holder accedes to the Intercreditor Deed as a Subordinated Creditor (as defined in the Intercreditor Deed), and (iii) the transferee enters into an accession undertaking substantially in the form of schedule 2 of the Subordination Agreement.

5.5	Delivery of New Bond Certificates

(a)

If a Bond Certificate is requested by a Bondholder to be issued, each new Bond Certificate to be issued upon a transfer, exchange or conversion of Bonds shall, within five Business Days of receipt by the Registrar of an executed Transfer Certificate duly completed and signed, be made available for collection at the Registrar’s Office or, if so requested in the Transfer Certificate, be mailed by uninsured mail at the risk of the holder entitled to the Bonds (but free of charge to the holder) to the address specified in Conversion Notice or the Transfer Certificate.

(b)

Where only part of the principal amount of the Bonds in respect of which a Bond Certificate is issued is to be transferred or exchanged, a new Bond Certificate in respect of the Bonds not so transferred or exchanged will, within five Business Days of delivery of the original Bond Certificate to the Registrar, be mailed by uninsured mail at the risk of the holder entitled to the Bonds not so transferred or exchanged (but free of charge to the holder) to the address of such holder appearing on the Register of Bondholders.

(c)

The Registrar shall promptly update and make entries into the Register of Bondholders to reflect any transfer, exchange or conversion of the Bonds made pursuant to these Conditions and shall promptly provide copies of such updated Register of Bondholders to each of the Bondholder and the Issuer.

5.6	Formalities Free of Charge

Registration of a transfer of Bonds and the issuance of new Bond Certificates will be effected without charge by the Registrar on behalf of the Issuer, but only upon payment or procuring of payment (or the giving or the procuring of giving of such indemnity as the Registrar or the Issuer may reasonably require) by the person making such application for transfer in respect of any tax or other governmental charges which may be imposed in relation to such transfer.

5.7	Closed Periods

No Bondholder may require the transfer of a Bond to be registered: (i) during the period of seven days ending on (and including) the dates for redemption pursuant to Condition 13.2; (ii) after a Conversion Notice has been delivered with respect to a Bond; or (iii) after a Bond has otherwise been called or put for redemption in accordance with its terms, each such period being a “Closed Period”.

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5.8	Other Duties of the Registrar and Paying Agent

The Registrar and Paying Agent shall so long as any Bond is outstanding, as applicable under these Conditions:

(a)

effect exchanges of interests in the Bonds, in accordance with these Conditions and this Instrument, keep a record of all such exchanges and ensure that the Paying Agent is notified immediately after any such exchange;

(b)	make any necessary notations on the Bonds following transfer or exchange of interests in them;

(c)

receive any document in relation to or affecting the title to any of the Bond Certificate including all forms of transfer, forms of exchange, probates, letters of administration and powers of attorney;

(d)

if appropriate, charge to the Bondholders presented for exchange, conversion or transfer (i) the costs or expenses (if any) of delivering Bond Certificates issued on exchange or transfer other than by regular uninsured mail and (ii) a sum sufficient to cover any stamp duty, tax or other governmental charge that may be imposed in relation to the registration;

(e)	maintain proper records of the details of all documents and certifications received by itself or any other agent; and

(f)	comply with the requests of the Issuer with respect to the maintenance of the Register and give to the Issuer any information required by it for the proper performance of its duties.

5.9	Fees and Expenses of the Registrar and Paying Agent

The Issuer shall pay to any third party Registrar and Paying Agent (if appointed) the fees and expenses in respect of the Registrar and Paying Agent’s services as may be agreed by the Issuer and the Registrar, or, as applicable, the Paying Agent.

5.10	Indemnity

The Issuer hereby unconditionally and irrevocably covenants and undertakes jointly and severally to indemnify and hold harmless each of the third party Registrar and the Paying Agent (except for the Issuer itself), their respective directors, officers, employees and agents (each an “indemnified party”) in full at all times, against all losses, liabilities, actions, proceedings, claims, demands, penalties, damages, costs, expenses disbursements, and other liabilities whatsoever (the “Losses”), including without limitation the costs and expenses of legal advisors and other experts, which may be suffered or brought against or properly incurred by such indemnified party as a result of or in connection with (a) their appointment or involvement hereunder or the exercise or non-exercise of any of their powers, discretions, functions or duties hereunder or the taking of any acts in accordance with the terms of this Instrument or its usual practice; or (b) any instruction or other direction upon which an indemnified party may rely under this Instrument, as well as the costs and expenses properly incurred by an indemnified party of defending itself against or investigating or disputing any claim or liability with respect of the foregoing, provided that this indemnity shall not apply in respect of an indemnified party to the extent that a court of competent jurisdiction determines that any such Losses incurred or suffered by or brought against such indemnified party arises directly as a result of such indemnified party’s fraud, wilful misconduct or gross negligence. Each indemnified party shall, to the extent permitted by applicable laws, notify the Issuer and the Guarantors promptly of any third party claim for which it may seek an indemnity from the Issuer or the Guarantors, as the case may be.

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5.11	Consequential Damages

Notwithstanding any other term or provision of this Instrument to the contrary, neither the Registrar or the Paying Agent shall be liable under any circumstances for special, punitive, indirect or consequential loss or damage of any kind whatsoever including but not limited to loss of profits (whether direct or indirect), goodwill, business or opportunities, whether or not foreseeable, even if such Agent is actually aware of or has been advised of the likelihood of such loss or damage and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise.

5.12	Survival

The provisions of Conditions 5.10, 5.11 and 5.12 shall survive the termination or expiry of this Instrument and the resignation or removal of the Paying Agent or the Registrar.

5.13	Exclusion of Liability

(a)	Neither the Registrar nor the Paying Agent shall be responsible or be liable for:

(i)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Registrar and Paying Agent or any other person in or in connection with any Bond Document or the transactions contemplated in the Bond Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Bond Document;

(ii)

the legality, validity, effectiveness, adequacy or enforceability of any Bond Document, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Bond Document;

(iii)

any losses, damages or costs to any person or diminution in value or any liability arising as a result of taking or refraining from taking any action in relation to any of the Bond Documents, or otherwise, whether in accordance with an instruction from the Bondholders or otherwise unless directly caused by its gross negligence or wilful misconduct;

(iv)

the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Bond Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Bond Documents;

(v)

any determination as to whether any information provided or to be provided to any Bondholder is non-public information, the use of which may be regulated or prohibited by applicable law or regulation relating to insider trading or otherwise;

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(vi)	without prejudice to the generality of paragraphs (ii) and (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	Nothing in this Instrument shall oblige the Registrar and Paying Agent to carry out:

(i)	any “know your customer” or other checks in relation to any Person; or

(ii)	any check on the extent to which any transaction contemplated by this Instrument might be unlawful for any Bondholder,

on behalf of any Bondholder and each Bondholder confirms to the Registrar and Paying Agent, that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Registrar and Paying Agent.

(c)

Without prejudice to any provision of any Bond Document excluding or limiting the liability of the Registrar and Paying Agent, any liability of the Registrar and Paying Agent, arising under or in connection with any Bond Document shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Registrar and Paying Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Registrar and Paying Agent at any time which increase the amount of that loss. In no event shall the Registrar and Paying Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Registrar and Paying Agent have been advised of the possibility of such loss or damages.

5.14	Rights of Paying Agent

(a)

The Paying Agent (except for the Issuer in its capacity as Paying Agent) shall be entitled to the compensation agreed upon in this Deed and in accordance with the agreement with the Issuer for all services rendered by it, and the Issuer agrees to promptly pay such compensation and to reimburse the Paying Agent on written demand for properly incurred and documented costs and out-of-pocket expenses (including legal fees and expenses) in connection with the appointment and the services rendered by it hereunder (plus any applicable value added tax).

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(b)

The Paying Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder. The Paying Agent shall not be responsible for paying tax, levy, impost, duty, fee, assessment or governmental charge of any nature or other payment or for determining whether such amounts are payable or the amount thereof, and shall not be responsible or liable for any failure by the Issuer, any holder of the Bonds or any other person to pay such tax, levy, impost, duty, fee, assessment or governmental charge of any nature or other payment in any jurisdiction.

(c)

The Paying Agent (except for the Issuer in its capacity as Paying Agent) may at any time resign without cost or assigning any reason by giving written notice of its resignation to the Issuer specifying the date on which its resignation shall become effective. Upon receiving such notice of resignation, the Issuer shall promptly appoint a successor to such Agent by written instrument in duplicate executed on behalf of the Issuer, one copy of which shall be delivered to the resigning Agent and one copy to the successor Agent. Notwithstanding the date of effectiveness specified in such written notice of resignation, each resignation shall become effective only upon the acceptance of appointment by the successor to such Agent. The Issuer may, at any time and for any reason written notice to that effect remove any Agent and appoint a successor Agent by written instrument in duplicate executed on behalf of the Issuer, one copy of which shall be delivered to the Paying Agent being removed and one copy to the successor Paying Agent. Notwithstanding the date of effectiveness specified in such written notice of removal, each removal of an Agent and any appointment of a successor Agent shall become effective only upon acceptance of appointment by the successor to such Agent as provided hereof. Upon resignation or removal, such Agent shall be entitled to the payment by the Issuer of its compensation for the services rendered hereunder and to the reimbursement of all properly incurred out-of-pocket expenses (including, without limitation, reasonable legal fees and expenses) incurred and in connection with the services rendered by it hereunder.

6	Coupon

(a)	Subject to paragraphs (b) and (c) below, the Bonds will bear coupon on their principal amount at the applicable Coupon Rate from and including the Issue Date.

(b)

The coupon that is accrued in relation to the Bonds shall be capitalised and added to the outstanding principal amount of the Bonds then outstanding on the applicable Coupon Payment Date, and such amount of Coupon will then be treated as part of the principal amount of the Bonds and shall form part of the “Bonds” and will thereafter accrue Coupon at the Coupon Rate then applicable.

(c)	Each Bond will cease to bear coupon when such Bond is redeemed or repaid pursuant to Condition 12 or Condition 14.

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7	General Covenants

7.1	Reports and Other Information

So long as the Bonds are outstanding, the Issuer shall deliver to the Bondholders, within 15 days after the same are required to be filed with the SEC, copies of any documents or reports that the Issuer is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding, for the avoidance of doubt, any such information, documents or reports, or portions thereof that are subject to confidential treatment and any correspondence with the SEC) (giving effect to any grace period provided by Rule 12b-25 (or any successor rule) under the Exchange Act). Any such document or report that the Issuer files with the SEC via the SEC’s EDGAR system (or any successor system) shall be deemed to be delivered to the Bondholders for purposes of this Section at the time such documents are filed via the EDGAR system (or such successor system).

7.2	Provision of public information

(a)	Notwithstanding anything else contained in the Bond Documents:

(i)

if any document, information or notification (including without limitation any information regarding any material adverse change or prospective material adverse change in the condition of, or any actual, pending or threatened litigation, arbitration or similar proceeding involving, the Issuer and/or the Group) which the Issuer is required to provide or deliver under this Instrument or any other provisions in a Bond Document may be regarded as (or is or is likely to constitute or contain) Material Non-Public Information (each a “Communication”), the Issuer shall first notify the relevant Bondholder, Registrar, or Paying Agent (each a “Finance Party”) in writing that such a Communication which that Issuer is required to deliver contains (or is or is likely to constitute or contain) Material Non-Public Information. Any Finance Party shall have the right to inform the Issuer whether it wishes to receive such Communication and instruct the Issuer to whom such Communication shall be delivered;

(ii)

if a Finance Party has refused to receive such Material Non-Public Information, the Issuer shall be obliged to deliver the Communication only to the extent that it does not contain Material Non-Public Information;

(iii)

if a Finance Party directs the Issuer to deliver any Material Non-Public Information, or does not confirm to the Issuer whether it wishes to receive the relevant Communication pursuant to paragraph (i) above, the Issuer shall not be obliged to share any Material Non-Public Information with any Finance Party if the Issuer in good faith determines that such sharing of Material Non-Public Information will result in a breach of any Listing Rules or applicable law or regulation relating the relevant Stock Exchange that restricts sharing of the Material Non-Public Information; and

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(iv)

in each case, no Default or Event of Default will arise under this agreement by virtue of the Issuer failing to deliver any such information or Communication to any Finance Party in the absence of a notification from such Finance Party that it wishes to receive the relevant Communication under paragraph (i) above or if such Finance Party shall have given a notification to the Issuer under paragraph (ii) above or if such delivery will result in a breach of any Listing Rules or applicable law or regulation relating the relevant Stock Exchange that restricts sharing of the Material Non-Public Information.

7.3	Limitation on Action Which Would Adversely Affect the Bonds

So long as the Bonds are outstanding, the Issuer shall not take any action which would adversely alter the economics, rights, preferences or privileges of the Bonds as set out in this Instrument, unless otherwise expressly permitted under this Instrument, the Alvogen Facility Agreement, the Aztiq CB Bond Instrument and the Senior Bonds Instruments.

7.4	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)

So long as the Bonds are outstanding, the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, in each case if (i) the Consolidated Leverage Ratio of the Issuer would have been less than or equal to 4.0 to 1.0, and (ii) the Interest Coverage Ratio of the Issuer would have been at least 2.0 to 1.0, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the period for which calculation of the Consolidated Leverage Ratio and the Interest Coverage Ratio is being performed.

(b)	The limitations set forth in Condition 7.4(a) shall not apply to:

(i)

the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under a Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in the aggregate principal amount outstanding at any one time not to exceed US$57,500,000 (or the Dollar Equivalent thereof);

(ii)	the Incurrence by the Issuer of Indebtedness represented by the Bonds;

(iii)	Indebtedness existing and in force on the Issue Date (other than Indebtedness described in clauses (i) and (ii) of this Condition 7.4(b));

(iv)

Indebtedness (including Capitalised Lease Obligations) Incurred by the Issuer or any Restricted Subsidiary, and Disqualified Stock issued by the Issuer or any Restricted Subsidiary, to finance the acquisition, lease, construction, repair, replacement or improvement of or to borrow against property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness and Disqualified Stock then outstanding that was Incurred pursuant to this clause (iv) following the Issue Date, does not exceed US$69,000,000 (or the Dollar Equivalent thereof);

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(v)

Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, but not limited, letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from Governmental Authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi)

Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with any acquisition or disposition of any business, any assets or a Subsidiary of the Issuer in accordance with the terms of this Instrument, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii)	Indebtedness of the Issuer to a Guarantor;

(viii)	shares of Preferred Stock of a Guarantor issued to the Issuer or another Guarantor;

(ix)	Indebtedness of a Guarantor to the Issuer or another Guarantor;

(x)

Hedging Obligations of the Issuer or any Restricted Subsidiary that are not incurred for speculative purposes but: (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Instrument to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(xi)

obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

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(xii)

Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary not otherwise permitted under this Instrument in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed the greater of US$11,500,000 (or the Dollar Equivalent thereof) and 2.87 per cent. of Total Assets at any one time outstanding (it being understood that any Indebtedness Incurred pursuant to this clause (xii) shall cease to be deemed Incurred or outstanding for purposes of this clause (xii) but shall be deemed Incurred for purposes of Condition 7.4(a) from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under Condition 7.4(a) without reliance upon this clause (xii));

(xiii)

any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of this Instrument; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Bonds or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee with respect to the Bonds substantially to the same extent as such Indebtedness is subordinated to the Bonds or the Guarantee of such Restricted Subsidiary, as applicable;

(xiv)

the Incurrence by the Issuer or any Restricted Subsidiary of Indebtedness or Disqualified Stock of a Restricted Subsidiary that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock issued as permitted under Condition 7.4(a) and clauses (ii), (iii), (iv), (xii) (xiv), (xv), (xix) and (xxi) of this Condition 7.4(b) or any Indebtedness or Disqualified Stock Incurred to so refund or refinance such Indebtedness or Disqualified Stock, including any additional Indebtedness or Disqualified Stock Incurred to pay premiums (including tender premiums), fees, expenses and defeasance costs (“Refinancing Indebtedness”); provided that such Refinancing Indebtedness:

(A)

has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness or Disqualified Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness and Disqualified Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Bonds then outstanding were instead due on such date;

(B)	has a Stated Maturity that is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) 91 days following the Stated Maturity of the Bonds;

(C)

to the extent such Refinancing Indebtedness refunds, refinances or defeases (a) Indebtedness junior to the Bonds or a Guarantee, as applicable, such Refinancing Indebtedness is junior to the Bonds or a Guarantee, as applicable, or (b) Disqualified Stock, such Refinancing Indebtedness is Disqualified Stock;

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(D)

is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refunded, refinanced or defeased plus premium (including tender premium), fees, expenses and defeasance costs Incurred in connection with such refinancing;

(E)	shall not include Indebtedness of the Issuer or a Restricted Subsidiary that refunds, refinances or defeases Indebtedness of an Unrestricted Subsidiary; and

(F)

in the case of any Refinancing Indebtedness Incurred to refund, refinance or defease Indebtedness outstanding under clause (iv), (xii), (xix) or (xxi) of this Condition 7.4(b), shall be deemed to have been Incurred and to be outstanding under such clause (iv), (xii), (xix) or (xxi) of this Condition 7.4(b), as applicable, and not this clause (xiv) for purposes of determining amounts outstanding under such clause (iv), (xii), (xix) or (xxi) of this Condition 7.4(b); provided, further, that subclauses (A) and (B) of this clause (xiv) shall not apply to any refunding or refinancing of any Bank Indebtedness;

(xv)

Indebtedness or Disqualified Stock of (x) the Issuer or any Restricted Subsidiary Incurred to finance an acquisition of any property or assets or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged, consolidated or amalgamated with or into the Issuer or a Restricted Subsidiary in accordance with the terms of this Instrument; provided that, in each case, after giving effect to such acquisition or merger, consolidation or amalgamation either:

(A)	the Issuer would be permitted to Incur at least US$1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Condition 7.4(a); or

(B)	the Consolidated Leverage Ratio would be less than immediately prior to such acquisition or merger, consolidation or amalgamation;

(xvi)

Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitisation Undertakings); provided that the aggregate principal amount of Indebtedness permitted by this clause (xvi) at any time outstanding does not exceed US$28,750,000 (or the Dollar Equivalent thereof);

(xvii)

Indebtedness arising from the honouring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

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(xviii)

Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to a Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit, to the extent such letter of credit or bank guarantee issued pursuant to such Credit Agreement is otherwise permitted by this Condition 7.4;

(xix)	Contribution Indebtedness in an aggregate principal amount at any time not to exceed US$287,500,000;

(xx)

Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxi)

Indebtedness of the Issuer or any Restricted Subsidiary Incurred in connection with an Investment in, or representing guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary in an aggregate principal amount, at any one time outstanding, not to exceed (A) US$28,750,000 (or the Dollar Equivalent thereof) in the case of Indebtedness Incurred in connection with an Investment in, or representing guarantees of Indebtedness of, any Restricted Subsidiary, or (B) US$5,750,000 in the case of Indebtedness Incurred in connection with an Investment in, or representing guarantees of Indebtedness of, any joint venture, in each case at the time of Incurrence;

(xxii)

Indebtedness of the Issuer or any Restricted Subsidiary issued to (x) any joint venture (regardless of the form of legal entity) that is not a Subsidiary or (y) any Unrestricted Subsidiary, in each case arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Issuer or any Restricted Subsidiary;

(xxiii)

the Incurrence by the Issuer or any Guarantor of Subordinated Indebtedness with a Stated Maturity and, if applicable, a First Amortisation Date no earlier than 91 days following the Stated Maturity of the Bonds; provided that (A) the terms of such Indebtedness provide that interest (and premium, if any) thereon is paid solely in the form of pay-in-kind, and (B) the Issuer or such Guarantor shall procure that the creditor under such Subordinated Indebtedness (i) execute and deliver to the Bondholders a subordination undertaking in form reasonably satisfactory to the Bondholders, (ii) execute and deliver to the Security Trustee (as defined in the Intercreditor Deed) an accession undertaking substantially in the form of schedule 2 of the Intercreditor Deed pursuant to which such holder accedes to the Intercreditor Deed as a Subordinated Creditor (as defined in the Intercreditor Deed) and (iii) execute and deliver an accession undertaking to the Alvogen Facility Lenders substantially in the form of schedule 2 of the Subordination Agreement;

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(xxiv)

unsecured Indebtedness Incurred by the Issuer or any Restricted Subsidiary pursuant to a financing transaction with Alvogen Lux or any of its Subsidiaries (other than Issuer and its Subsidiaries) on terms that are not materially less favourable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; provided that (A) such Indebtedness must be unsecured obligations of the Issuer or the relevant Restricted Subsidiary, (B) such Indebtedness is expressly subordinated in right of payment to the Bonds, (C) the Stated Maturity of such Indebtedness occurs no earlier than 91 days following the Stated Maturity of the Bonds, (D) the terms of such Indebtedness provide that interest (and premium, if any) thereon is paid solely in the form of pay-in-kind, (e) the Issuer or such Guarantor shall procure that the creditor under such Indebtedness (i) execute and deliver to the Bondholders a subordination undertaking in form reasonably satisfactory to the Bondholders, (ii) execute and deliver to the Trustee (as defined in the Intercreditor Deed) an accession undertaking substantially in the form of schedule 2 of the Intercreditor Deed pursuant to which such holder accedes to the Intercreditor Deed as a Subordinated Creditor (as defined in the Intercreditor Deed); and (iii) execute and deliver an accession undertaking to the Alvogen Facility Lenders substantially in the form of schedule 2 of the Subordination Agreement;

(xxv)

Indebtedness Incurred by the Issuer or any Restricted Subsidiary in respect of Sale/Leaseback Transactions of equipment and property of the Issuer or any Restricted Subsidiary in an aggregate principal amount, at any one time outstanding, not to exceed US$28,750,000 (or the Dollar Equivalent thereof) at the time of Incurrence;

(xxvi)

Indebtedness Incurred by the Issuer or any Restricted Subsidiary maturing within one year or less used by the Issuer or any Restricted Subsidiary for working capital to the extent entered into in the ordinary course of the financing arrangements of the Issuer or any Restricted Subsidiary; provided that the aggregate principal amount of Indebtedness permitted by this clause (xxvi) at any time outstanding does not exceed US$11,500,000 (or the Dollar Equivalent thereof);

(xxvii)

the Incurrence by the Issuer, the Guarantors and/or pledgors under the Senior Bonds and the of Indebtedness represented by the Senior Bonds and the guarantees of and the Liens securing the Senior Bonds in an aggregate principal amount not to exceed US$600,000,000;

(xxviii)	Indebtedness Incurred by a Non-Guarantor Subsidiary constituting a Guarantee of the Indebtedness of any other Non-Guarantor Subsidiary;

(xxix)

the incurrence of any Indebtedness under (x) the Saemundargata Loan, provided that it is entered into in compliance with condition 9.18 (Saemundargata Loan) of the Senior Bonds Instruments and (y) the Alvogen Facility provided that it is in compliance with condition 9.17 (Alvogen Facility) of the Senior Bonds Instruments; and

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(xxx)

the incurrence of any Indebtedness pursuant to or as part of New Equity Issuance, in each case, provided that it is in compliance with condition 9.16 (New Equity Issuance) of the Senior Bonds Instruments,

provided, that the Incurrence of Indebtedness pursuant to clause (b)(i), (b)(x), (b)(xii), (b)(xv), (b)(xviii), (b)(xix), (b)(xxi), (b)(xxii) or (b)(xxviii) above shall be subject to the condition that the Interest Coverage Ratio of the Issuer would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the period for which the Interest Coverage Ratio calculation is being performed; and provided, further, that the Incurrence of Indebtedness pursuant to clause (b)(iv), (b)(v), (b)(vi), (b)(xi), (b)(xvi), (b)(xvii), (b)(xx), (b)(xxv) or (b)(xxvi) shall be subject to the condition that the yield to maturity (taking into account of any original issue discount and debt issuance cost (including any commissions, fees and expenses payable in connection with the Incurrence of such Indebtedness) as at the date of such Incurrence shall not exceed 7.5 per cent. of the aggregate principal amount of such Indebtedness.

For purposes of determining compliance with this Condition 7.4:

(1)

in the event that an item of Indebtedness or Disqualified Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xxx) of this Condition 7.4(b) or is entitled to be Incurred pursuant to Condition 7.4(a), the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness or Disqualified Stock (or any portion thereof) in any manner that complies with this Condition 7.4;

(2)

at the time of Incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Condition 7.4(a) and clauses (i) through (xxx) of this Condition 7.4(b) without giving pro forma effect to the Indebtedness Incurred pursuant to clauses (i) through (xxx) of this Condition 7.4(b) when calculating the amount of Indebtedness that may be Incurred pursuant to Condition 7.4(a);

(3)

Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, amortisation or accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Condition 7.4. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Condition 7.4; and

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(4)

Notwithstanding any other provision of this Condition 7.4, the maximum amount of Indebtedness that may be Incurred pursuant to this Condition 7.4 will not be deemed to be exceeded with respect any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies; provided that such Indebtedness was permitted to be Incurred at the time of such Incurrence.

7.5	Limitation on Restricted Payments.

(a)	So long as the Bonds are outstanding, the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)

declare, make, distribute or pay any dividend, charge, fee or make any other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or (B) dividends or distributions by a Restricted Subsidiary; provided that, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)	purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer;

(iii)	purchase or otherwise acquire or retire for value any Disqualified Stock of the Issuer or any direct or indirect parent of the Issuer;

(iv)

make any voluntary or optional principal payment on, or voluntarily redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement, unless such sinking fund obligation, principal instalment or final maturity occurs within one year of the Stated Maturity of the Bonds, and (B) Indebtedness permitted under clauses 7.4(b)(vii) or 7.4(b)(ix) of Condition 7.4(b));

(v)

pay or allow any of its Restricted Subsidiaries to pay any management, advisory or other fee or bonus to or to the order of any of the direct or indirect shareholders of the Issuer in their capacity as such;

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(vi)	make any Restricted Investment; or

(vii)

(all such payments and other actions set forth in clauses (i) through (vi) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment (other than a Restricted Payment under clause (iii) above, for which the following exception shall not be applicable):

(A)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(B)

immediately after giving effect to such transaction on a pro forma basis, the Issuer would, pursuant to the Bond Documents, be permitted to Incur US$1.00 of additional Indebtedness under Condition 7.4(a); and

(C)

such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (i), (iv), (v) (to the extent such dividends did not reduce Consolidated Net Income), (vi) and (xviii) of Condition 7.5(b), but excluding all other Restricted Payments permitted by Condition 7.5(b)), is less than the amount equal to the Cumulative Credit (with the amount of any Restricted Payment made under this Condition 7.5 in any property other than cash being equal to the Fair Market Value (as determined in good faith by the Issuer) of such property at the time made).

(b)	The provisions of Condition 7.5(a) shall not prohibit:

(i)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Instrument;

(ii)

(A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any direct or indirect parent of the Issuer or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and (B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock;

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(iii)

the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor that is Incurred in accordance with Condition 7.4 so long as:

(A)

the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued but unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, plus any tender premiums or any defeasance costs, fees and expenses incurred in connection therewith),

(B)

such Indebtedness is subordinated to the Bonds or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(C)

such Indebtedness has a Stated Maturity and, if applicable, a First Amortisation Date equal to or later than the earlier of (x) the Stated Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the Stated Maturity of any Bonds then outstanding, and

(D)

such Indebtedness has a Weighted Average Life to Maturity at the time Incurred that is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Bonds then outstanding were instead due on such date one year following the last date of maturity of the Bonds;

provided that the Issuer or such Guarantor shall procure that the creditor under such Subordinated Indebtedness (i) execute and deliver to the Bondholders a subordination undertaking in form reasonably satisfactory to the Bondholders, (ii) execute and deliver to the Trustee (as defined in the Intercreditor Deed) an accession undertaking substantially in the form of schedule 2 of the Intercreditor Deed pursuant to which such holder accedes to the Intercreditor Deed as a Subordinated Creditor (as defined in the Intercreditor Deed), and (iii) execute and deliver an accession undertaking to the Alvogen Facility Lenders substantially in the form of schedule 2 of the Subordination Agreement;

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(iv)

the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement, in each case on arm’s length terms; provided that:

(A)

the aggregate amounts paid under this clause (iv) do not exceed US$11,500,000 (or the Dollar Equivalent thereof) in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of US$23,000,000 (or the Dollar Equivalent thereof) in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(1)

the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend shall not increase the amount available for Restricted Payments under clause (iii) of Condition 7.5(a)); plus

(2)

the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after the Issue Date;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (1)and (2) above in any one or more calendar years; and provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of the Issuer or any Restricted Subsidiary or the direct or indirect parent of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this Condition 7.5 or any other provision of this Instrument; and

(B)

such management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement is in compliance with the Listing Rules and applicable laws and regulations of the relevant Stock Exchange;

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(v)

the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with Condition 7.4;

(vi)

the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and (b) to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date; provided, however, that, (A) after giving effect to such declaration (and the payment of dividends or distributions) on a pro forma basis, the Issuer would be permitted to Incur at least US$1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Condition 7.4(a) and (B) the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(vii)

Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed the greater of (x) US$11,500,000 (or the Dollar Equivalent thereof) and (y) 2.87 per cent. of Total Assets, in each case at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(viii)

the payment of dividends on the Issuer’s Shares (or a Restricted Payment to any direct or indirect parent of the Issuer, as the case may be, to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6.9 per cent. per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer;

(ix)

payments or distributions to dissenting stockholders or equityholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries;

(x)	other Restricted Payments that are made with Excluded Contributions;

(xi)	other Restricted Payments in an aggregate amount not to exceed the greater of US$11,500,000 (or the Dollar Equivalent thereof) and 2.87 per cent. of Total Assets, in each case at the time made;

(xii)

the distribution, as a dividend or otherwise, of (i) shares of Capital Stock of, or (ii) Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are Cash Equivalents);

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(xiii)

the payment of reasonable dividends or other distributions to any direct or indirect parent of the Issuer in amounts required for such parent to pay any taxes imposed directly on such parent to the extent such taxes are directly attributable to the income of the Issuer and its Restricted Subsidiaries (including by virtue of such parent being the common parent of a consolidated or combined tax group of which the Issuer and/or its Restricted Subsidiaries are members);

(xiv)	Restricted Payments:

(A)

in reasonable amounts required for any direct or indirect parent of the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees and expenses are directly attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries; and

(B)

in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with Condition 7.4 on an arm’s length basis;

(xv)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xvi)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xvii)

Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Condition 7.5 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board);

(xviii)

the repayment, redemption, repurchase, defeasance or otherwise acquisition or retirement for value of any Subordinated Indebtedness (x) the consideration for which is payable solely in the Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable;

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provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of “Cumulative Credit,”;

(xix)

any repayment or prepayment (including payment of any fees, interest or similar payments due thereunder) of the Alvogen Lux Shareholder Loans Roll Facility or the New Capital Roll thereof, in an amount not exceeding the Alvogen Lux Shareholder Loans Roll Amount, in each case, provided such permitted is expressly permitted under and is consummated in compliance with condition 9.17 (Alvogen Facility) the Senior Bond Instrument;

(xx)

any repayment or prepayment (including payment of any fees, interest or similar payments due thereunder) of the Alvogen Facility provided that such repayment or prepayment is made substantially simultaneously with an investment, in an amount equal to such repayment or prepayment by any Alvogen Facility Lender in any Right of First Refusal Securities (as such term is defined in the Alvogen Facility Agreement) under and in accordance with the Alvogen Facility (as at the date hereof) and provided further that the incurrence of such Right of First Refusal Securities is permitted under the terms of this Instrument;

(xxi)

following a Successful New Capital Increase, any repayment or prepayment (including payment of any interest or similar payments due thereunder) of the Alvogen Facility in an amount not to exceed $50,000,000 together with any accrued interest and other costs provided that no repayment or payment may be made under this condition (xxi) if Alvogen Lux or any other person under or in connection with the Alvogen Facility has been issued any penny warrants pursuant to and in accordance with condition 9.17(b)(ii)(F) of the Senior Bonds Instrument;

(xxii)

following the occurrence of a Bondholder Funding Default (as defined in the Alvogen Facility Agreement), any repayment or prepayment (including payment of any interest or similar payments due thereunder) of the Alvogen Facility pursuant to clause 11.1 (Mandatory Prepayment) of the Alvogen Facility Agreement;

(xxiii)	at any time after the Senior Bonds have been irrevocably repaid in full in accordance with the Senior Bonds Instrument, any repayment or prepayment of the Alvogen Facility,

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi), (vii), (viii), (xi), (xii) (xviii), (xix), (xx), (xxi), (xxii), and (xxiii) of this Condition 7.5(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)

For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

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(d)

For purposes of determining compliance with this Condition 7.5, in the event that a Restricted Payment (or any portion thereof) meets the criteria of more than one of the categories described in Condition 7.5(b) or is entitled to be made pursuant to Condition 7.5(a), the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Restricted Payment (or any portion thereof) in any manner that complies with this Condition 7.5.

7.6	Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)

So long as the Bonds are outstanding, the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i)

(A) declare or pay any dividends, charge, fee or other distribution or make any other distributions (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits or (B) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so;

(iv)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(v)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date;

(2)	this Instrument, the Bonds, the Senior Bonds Instruments, the Senior Bonds, the Alvogen Facility, any New Equity Issuance;

(3)	applicable law or any applicable rule, regulation or order;

(4)

any agreement or other instrument relating to Indebtedness of a Person acquired by the Issuer or any Restricted Subsidiary that was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

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(5)

contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to Conditions 7.4 and 7.7;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)

customary provisions in joint venture agreements, collaboration agreements, licenses of Proprietary Rights and other similar agreements entered into in the ordinary course of business and on an arm’s length basis;

(9)	purchase money obligations for property acquired and Capitalised Lease Obligations in the ordinary course of business;

(10)	customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided that such restrictions apply only to such Receivables Subsidiary;

(12)

other Indebtedness, Disqualified Stock or Preferred Stock (A) of the Issuer or any Restricted Subsidiary of the Issuer that is a Guarantor, (B) of the PRC Joint Venture permitted to be Incurred under Condition 7.4(b)(xxix) or (C) of any Restricted Subsidiary (other than the PRC Joint Venture) that is not a Guarantor so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or coupon payments on the Bonds (as determined in good faith by the Issuer); provided that in the case of each of clauses (A) and (C), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date under Condition 7.4;

(13)	any Restricted Investment not prohibited by Condition 7.5 and any Permitted Investment;

(14)

any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or

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(vi)

subject to the terms of the Senior Bonds Instruments, any repayment or prepayment (including payment of any fees, interest or similar payments due thereunder) of the Alvogen Lux Shareholder Loans Roll Facility or the New Capital Roll thereof, in an amount not exceeding the Alvogen Lux Shareholder Loans Roll Amount, provided that, the 2022 Alvogen Lux Shareholder Loans Repayment Conditions are satisfied in respect of the proposed repayment or prepayment; and

(15)	at any time after the Senior Bonds have been irrevocably repaid in full in accordance with the Senior Bonds Instrument, any repayment or prepayment of the Alvogen Facility in full.

(b)

For purposes of determining compliance with this Condition 7.6, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on other Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

7.7	Liens.

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur, assume or permit to exist any Lien of any nature whatsoever on any of its assets or properties of any kind, whether owned at the Issue Date or thereafter acquired (other than the collateral under the Security Documents), except Permitted Liens.

For purposes of determining compliance with this Condition 7.7, in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Liens described in the foregoing paragraph or in clauses (1) through (33) of the definition of “Permitted Liens”, then the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing an item of Indebtedness (or any portion thereof) in any manner that complies with this Condition 7.7.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortisation of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case in respect of such Indebtedness.

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7.8	Line of Business.

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any line of business other than those businesses engaged in on the Issue Date and businesses reasonably related thereto.

7.9	Use of Proceeds

The Issuer shall use the cash proceeds from the issue of the Bonds for general corporate purposes, including but not limited to repayment of existing indebtedness, capital expenditures and/or working capital.

7.10	Compliance with Law

The Issuer will, and will cause each of its Restricted Subsidiaries to, comply with all laws, regulations, orders, judgments and decrees of any Governmental Authority, except to the extent that failure to so comply would not reasonably be expected to have a Material Adverse Effect.

7.11	Limitation on Changes to Shares and Conversion Price

(a)	So long as the Bonds are outstanding, the Issuer will not change the rights attaching to the Shares or the Conversion Shares.

(b)

So long as the Bonds are outstanding, unless so required by applicable law, regulation or Listing Rules or for the purpose of establishing any dividend or other rights attaching to the Shares, the Issuer shall not close the register of shareholders of the Issuer or take any other action which would prevent the transfer, issue or registration of its Shares (including the Conversion Shares).

7.12	Compliance with the Senior Bonds Instrument

Notwithstanding any other provision of this Instrument, no amendment or waiver (or any action with a similar effect) shall be permitted in respect of any provision of this Instrument if the effect of such amendment or waiver would (i) breach any provision of the Equity Issuance Minimum Conditions or any other term of the Senior Bonds Instrument, or (ii) would be reasonably likely to adversely affect the interests of the Bondholders under the Senior Bonds taken as a whole, unless in each case written approval of the Bondholders under the Senior Bonds.

8	Conversion

8.1	Conversion Right

(a)

Conversion Period: Subject as hereinafter provided, Bondholders have the right to convert their Bonds into Shares credited as fully paid at any time during the Conversion Period, which conversion shall occur through a setoff of the subscription and/or acquisition price for the Conversion Shares to be issued and the principal amount due under the Bonds tendered for conversion. The right of a Bondholder to convert any Bond into Shares is the “Conversion Right.” Subject to and upon compliance with the provisions of this Condition 8, the Conversion Right attaching to any Bond may be exercised, at the sole discretion of the holder thereof, during the period (the “Conversion Period”) from (and including) the date falling on the 30th day prior to the

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Conversion Date, to and (including) the date falling on the 5th day prior to the Conversion Date; provided that each exercise of the Conversion Right must be with respect to Bonds of a principal amount of at least US$5,000,000, or if such exercise is with respect to all of the Bonds held by the relevant Bondholder and the principal amount of such Bonds is less than US$5,000,000, such lesser amount.

(b)

Regulation S holding period: Prior to the 41st day after the Issue Date, no offer or sale of Bonds may be made, and no transfer of the Bonds will be effected, except in compliance with Rule 903 or Rule 904 of Regulation S, pursuant to registration of the Bonds under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act.

(c)

Fractions of Shares: Fractions of Shares will not be issued on conversion and no cash adjustments will be made in respect thereof. However, if the Conversion Right in respect of more than one Bond is exercised at any one time such that the Shares to be issued on conversion are to be registered in the same name, the number of such Shares to be issued in respect thereof shall be calculated on the basis of the aggregate principal amount of such Bonds being so converted and rounded down to the nearest whole number of Shares. Notwithstanding the foregoing, in the event of a consolidation or reclassification of Shares by operation of law or otherwise occurring after the Issue Date which reduces the number of Shares outstanding, the Issuer will upon conversion of Bonds pay to the Bondholder in cash in U.S. dollars (by means of a U.S. dollar cheque drawn on a bank in New York or by wire transfer to the bank account to be designated by the relevant Bondholder in writing) a sum (or the Dollar Equivalent thereof) equal to such portion of the principal amount of the Bond or Bonds evidenced by the Bond Certificate deposited in connection with the exercise of Conversion Rights, aggregated as provided in Condition 8.1(c), as corresponds to any fraction of a Share not issued as a result of such consolidation or re-classification aforesaid if such sum exceeds US$10.00. Any such sum shall be due and payable on the date the Shares are delivered pursuant to Condition 8.2(d).

(d)

Conversion Price and Conversion Ratio: The number of Shares to be issued on conversion of a Bond will be determined by dividing (i) the Dollar Equivalent of principal amount of the Bonds plus any accrued but unpaid and uncapitalised coupon to be converted by (ii) the Conversion Price in effect on the Conversion Date. If more than one Bond held by the same holder is converted at any one time by the same holder, the number of Shares to be issued upon such conversion will be calculated on the basis of the Dollar Equivalent of the aggregate principal amount of the Bonds to be converted.

(e)

Revival and/or survival after Default: Notwithstanding the provisions of Condition 8.1(a), if: (i) the Issuer shall default in making payment in full in respect of any Bond which shall have been called for redemption on the date fixed for redemption thereof; (ii) any Bond has become due and payable prior to the Maturity Date by reason of the occurrence of any of the events referred to in Condition 13; or (iii) any Bond is not redeemed on the Maturity Date in accordance with Condition 11.1, the Conversion Right attaching to such Bond will revive and/or will continue to be exercisable up to, and including, the close of business at the Registrar’s Office on the date upon which the full amount of the moneys payable in respect of such Bond has been duly received by the Bondholders and, notwithstanding the provisions of Condition 8.1(a), any Bond in respect of which the Bond Certificate and Conversion Notice are deposited for conversion prior to such date shall be converted on the relevant Conversion Date notwithstanding that the full amount of the moneys payable in respect of such Bond shall have been received by the Bondholders before such Conversion Date or that the Conversion Period may have expired before such Conversion Date.

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8.2	Conversion Procedure

(a)	Conversion Notice:

(i)	The Issuer shall give the holder not less than 30 days’ notice before a Conversion Date confirming the relevant holder’s Conversion Right and the applicable Conversion Period thereof.

(ii)

To exercise the Conversion Right attaching to any Bond, the holder thereof must, within the Conversion Period, complete, execute and deliver at its own expense during normal office hours at the Registrar’s Office a notice of conversion (a “Conversion Notice”) (with a copy to be delivered to the Issuer on the same Business Day such Conversion Notice is delivered to the Registrar’s Office), together with the relevant Bond Certificate (if any). A Conversion Notice deposited outside the normal office hours or on a day which is not a Business Day at the place of the Registrar’s Office shall for all purposes be deemed to have been deposited with the Registrar during the normal office hours on the next Business Day following such day. The Registrar shall, promptly and in any case within two Business Days after the receipt of a Conversion Notice, notify the Issuer in writing of the receipt of such Conversion Notice and deliver a copy of such Conversion Notice to the Issuer.

(iii)

A Conversion Notice once delivered shall be irrevocable and may not be withdrawn unless the Issuer consents in writing to such withdrawal. Each Bond shall for the purpose of the conversion be considered as a firm subscription for the Conversion Shares. The Bondholders agree, for the purpose of a conversion of the Bonds, to cooperate with the Issuer to execute a beneficial ownership declaration and any other document for the conversion to the extent required by the Issuer.

(iv)

Upon delivery of the relevant Conversion Shares in accordance with Condition 8.2(d), the Bonds so converted shall be cancelled and shall no longer be outstanding and the relevant Bondholders shall have no rights with respect to such Bonds other than the relevant Conversion Shares and the registration of their ownership relating to such Conversion Shares. In case of issuance of Shares by the Board, the Board shall, without undue delay, ensure the amendment of the Articles in front of a notary to reflect such issuance.

(b)

Stamp Duty etc.: A Bondholder delivering a Bond Certificate in respect of a Bond for conversion must pay: (i) any taxes and capital, stamp, issue and registration duties arising on conversion (other than any taxes or capital or stamp duties payable in the place of the Stock Exchange or, if relevant, in the place of an Alternative Stock Exchange, by the Issuer in respect of the allotment and issue of Shares and listing of the Shares on the Stock Exchange or if relevant, such Alternative Stock Exchange on conversion) (the “Conversion Taxes”); and (ii) all, if any, taxes arising by reference to any disposal or deemed disposal of a Bond in connection with such conversion, in

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each case directly to the relevant authorities. Neither the Issuer nor the Registrar is under no obligation to determine whether a Bondholder is liable to pay any Conversion Taxes under this Condition 8.2 and shall not be liable for any failure of a Bondholder to make such payment. The Issuer will pay all other expenses arising on the issue of Shares upon any conversion of Bonds.

(c)

Documents: The Issuer’s obligation to issue Conversion Shares is further subject to the Issuer receiving any documents as may be reasonably requested from the relevant Bondholder by the Issuer to permit the issuance of Conversion Shares and compliance of legal obligations incumbent on the Issuer (including, but not limited to, any “know-your-customer” documents).

(d)	Registration:

(i)

As soon as practicable, and in any event not later than seven Business Days after the Conversion Date, the Issuer will, in the case of Bonds converted on exercise of the Conversion Right and in respect of which a duly completed Conversion Notice has been delivered and the relevant Bond Certificate and amounts payable by the relevant Bondholder deposited or paid as required by Conditions 8.2(a) and 8.2(b):

(A)

take a resolution regarding the delivery of any Conversion Shares which shall mean either (x) the decision of the Board or equivalent, competent corporate body to issue such Conversion Shares under the authorised capital of the Issuer, or (y) the convening of a general meeting of shareholders of the Issuer, the taking of a valid resolution of the general meeting of shareholders on the capital increase by conversion of Bonds, (z) or decide to deliver Shares held in treasury to the exercising Bondholder. The relevant Bondholder(s) shall either be registered as shareholder(s) in the share register of the Issuer, and, as the case may be, the remittance thereafter to the shareholder(s) of one or more adequate certificates of that registration in the share register of the Issuer relating to the ownership of such Conversion Shares, and any applicable legends (if any) shall be attached to the Shares, or the Shares shall be made available for delivery to the relevant securities account of the exercising Bondholder (if applicable). In case of issuance of new Conversion Shares, the Conversion Price of the Conversion Shares issued upon the exercise of any Conversion Rights shall be deemed paid by way of set off (compensation) between the Conversion Price paid in cash in connection with such exercise and the principal amount of the Bond converted in accordance with Article 420-27 of the Companies Law. Any amount paid in excess of the nominal value of the Conversion Shares shall be allocated to the share premium account of the Issuer. In case of transfer of treasury shares, the purchase price shall be set off against the principal amount of the Bonds so converted;

(B)	register the person or persons designated for the purpose in the Conversion Notice as holder(s) of the relevant number of Shares in the Issuer’s share register; and

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(C)

if applicable and requested by the Bondholder in the Conversion Notice and to the extent permitted under applicable law and rules and procedures of the relevant clearing system in effective at the time, take all necessary actions to procure the relevant Conversion Shares to be delivered through such clearing system (to the extent permitted by applicable rules and regulations).

(ii)

If the Conversion Date in relation to any Bond shall be after the record date for any issue, distribution, grant, offer or other event as gives rise to the adjustment of the Conversion Price pursuant to Condition 8.4, but before the relevant adjustment becomes effective under the relevant Condition, upon the relevant adjustment becoming effective the Issuer shall procure the issue and/or delivery from treasury to the converting Bondholder (or in accordance with the instructions contained in the Conversion Notice (subject to applicable exchange control or other laws and regulations)), such additional number of Shares as, together with the Shares issued or to be issued on conversion of the relevant Bond, is equal to the number of Shares which would have been required to be issued on conversion of such Bond if the relevant adjustment to the Conversion Price had been made and become effective immediately after the relevant record date (as calculated by the Issuer in accordance with this Instrument), in exchange for a subscription price corresponding to the nominal value of the Conversion Shares to be paid in case or by way of surrender of additional Bonds for conversion at a Conversion Price or acquisition price corresponding to the nominal value thereof.

(iii)

The person or persons designated in the Conversion Notice will become the holder(s) of record of the number of Shares issuable upon conversion with effect from the date he is or they are registered as such in the Issuer’s share register (the “Registration Date”). The Conversion Shares issued upon conversion of the Bonds will be issued as fully paid, free from all encumbrances and will in all respects rank pari passu with the Shares in issue on the relevant Registration Date. Save as set out in this Instrument, a holder of Shares issued on conversion of Bonds shall not be entitled to any rights the record date for which precedes the relevant Registration Date.

(iv)

If the record date for the payment of any Dividend or other distribution in respect of the Shares is on or after the Conversion Date in respect of any Bond, but before the Registration Date (disregarding any retroactive adjustment of the Conversion Price referred to in this Condition 8.2(c) prior to the time such retroactive adjustment shall have become effective), the Issuer will pay to the converting Bondholder or his designee an amount (the “Equivalent Amount”) equal to the Fair Market Value of any such Dividend or other distribution to which he would have been entitled had he on that record date been such a shareholder of record and will make the payment at the same time as it makes payment of the Dividend or other distribution, or as soon as practicable thereafter, but, in any event, not later than seven days thereafter. The Equivalent Amount shall be paid in cash in U.S. dollars (by means of a U.S. dollar cheque drawn on a bank in New York or by wire transfer to the bank account to be designated by the relevant Bondholder in writing) and sent to the address specified in the relevant Conversion Notice.

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(e)	Legends on Conversion Shares.

(i)	Unless the Issuer determines otherwise, each Conversion Share shall bear the following or similar legends, if applicable:

(A)	“THE SHARES ARE HELD BY A PERSON OR ENTITY WHO MAY BE DEEMED TO BE AN AFFILIATE OF THE ISSUER FOR PURPOSES OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

(B)

“THE SHARES HAVE NOT BEEN REGISTERED UNDER SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF THE COMPANY’S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER THE SAID ACT.”

(C)	If required by the authorities of any state, the legend required by such state authority.

Notwithstanding anything to the foregoing, a Conversion Share need not bear the foregoing legends if such Conversion Shares is issued in an uncertificated form that does not permit affixing legends thereto, provided the Issuer may take such measures (including the assignment thereto of a “restricted” CUSIP number) that it reasonably deems appropriate to enforce the transfer restrictions referred to in the foregoing legends (as applicable), including instructing the transfer agent to the Issuer to make such appropriate annotations as are deemed necessary in such agent’s books and records.

8.3	Adjustments to Conversion Price

The Conversion Price will be subject to adjustment in the following events:

(a)

Split-Ups. If after the date hereof, and subject to the provisions of paragraph (e) below, the number of outstanding Shares is increased by a capitalization or share dividend payable in Shares or securities, options, rights or warrants granting the right to purchase, subscribe or otherwise acquire Ordinary Shares (each, a “Dividend in Kind”), or by a split-up of Shares or other similar event, then, with effect from the effective date of such capitalization or share dividend, split-up or similar event, the Conversion Price shall be reduced, and the number of Conversion Shares to be converted on exercise of the Conversion Rights shall be increased, in each case, in proportion to such increase in the outstanding Shares.

(b)

Aggregation of Shares. If after the date hereof, and subject to the provisions of paragraph (e) below, the number of issued and outstanding Shares is decreased by a consolidation, combination, reverse share split or reclassification of Shares or other similar event, then, with effect from the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the Conversion Price shall be reduced, and the number of Conversion Shares to be converted on exercise of the Conversion Rights shall be increased, in each case, in proportion to such decrease in issued and outstanding Shares.

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(c)

Replacement of Securities upon Reorganization, etc. Subject to paragraph (e) below, in case of any reclassification or reorganization of the issued and outstanding Shares, or in the case of any merger or consolidation of the Issuer with or into another corporation (other than a consolidation or merger in which the Issuer is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Issuer as an entirety or substantially as an entirety in connection with which the Issuer is dissolved, the Bondholders shall thereafter have the right to convert, upon the basis and upon the terms and conditions specified in this Instrument and in lieu of the Shares of the Issuer immediately theretofore exchangeable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Bondholders would have received if such holder had exercised his, her or its Conversion Rights immediately prior to such event (the “Alternative Issuance”).

(d)

Notices of Changes in Conversion Price. The Issuer shall give written notice of any proposed adjustment in accordance with this Condition 8.3 to each Bondholder as soon as practicable (and in any event at least five (5) business days prior to the proposed event affecting the capital of the Issuer), which notice shall set out all material details of the proposed event and state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of Shares to be issued upon the exercise of the Conversion Right, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(e)	Adjustment Principles. Notwithstanding any provision contained in this Agreement to the contrary:

(i)

the Issuer shall not issue fractional Shares upon the exercise of Conversion Rights. If, by reason of any adjustment made pursuant to this Condition 8, any Bondholder would be entitled, upon the exercise of such Conversion Rights, to receive a fractional interest in a share, the Issuer shall, upon such exercise, round down to the nearest whole number the number of Shares to be issued to such holder; and

(ii)

the Issuer shall not make any adjustments to the terms of this Condition 8 without the prior written consent of the relevant Bondholders unless the total number and class of securities to be, or capable of being, converted for pursuant to the Conversion Right will carry the same pro rata voting power and economic entitlement to participate in the profits and assets of the Issuer, as the Shares which would have been issued under the Conversion Right had there been no such adjustment and no such event giving rise to such adjustment.

(f)

Other Events. Subject to paragraph (e) above, in case any event shall occur affecting the Issuer as to which none of the provisions of preceding subsections of this Condition 8 are strictly applicable, but which would require an adjustment to the terms of the Bonds in order to (i) avoid an adverse impact on the Bonds and (ii) effectuate the intent and purpose of this Condition 8, then, in each such case, the Issuer shall appoint a firm of independent public accountants, investment banking or other appraisal firm of

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recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Bonds is necessary to effectuate the intent and purpose of this Condition 8 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Issuer shall adjust the terms of the Bonds in a manner that is consistent with any adjustment recommended in such opinion.

8.4

All costs, charges, liabilities and expenses incurred in connection with the appointment, retention, consultation and remuneration of the investment banks appointed under this Instrument shall be borne by the Issuer.

8.5

On any adjustment, the relevant Conversion Price, if not an integral multiple of one U.S. dollar shall be rounded down to the nearest four decimal places of one U.S. dollar or Relevant Currency cent, as the case may be. No adjustment shall be made to the Conversion Price where such adjustment (rounded down, if applicable) would be less than one per cent. of the Conversion Price then in effect. Any adjustment not required to be made, and any amount by which the Conversion Price has not been rounded down, shall be carried forward and taken into account in any subsequent adjustment. Notice of any adjustment shall be given to the Bondholders (in accordance with Condition 21) as soon as practicable after the determination thereof.

8.6

The Conversion Price may not be reduced so that, on conversion of Bonds, Shares would fall to be issued at a discount to their nominal value or Shares would be required to be issued in any other circumstances not permitted by applicable laws then in force in the Issuer’s jurisdiction of incorporation or the Listing Rules.

8.7

Where more than one event which gives or may give rise to an adjustment to the Conversion Price occurs within such a short period of time that in the opinion of two leading investment banks of international repute (acting as experts), selected by the Issuer and approved by an Ordinary Resolution of the Bondholders, the foregoing provisions would need to be operated subject to some modification in order to give the intended result, such modification shall be made to the operation of the foregoing provisions as may be advised by two leading investment banks of international repute (acting as experts), selected by the Issuer and approved by an Ordinary Resolution of the Bondholders, to be in their opinion appropriate in order to give such intended result.

8.8

No adjustment shall be made to the Conversion Price where Shares or other securities(including rights, warrants or options) are issued, offered, exercised, allotted, appropriated, modified or granted to or for the benefit of employees, former employees, contractors or former contractors (including directors holding or formerly holding executive office) of the Issuer or any Subsidiary, pursuant to any share option scheme or plan that is duly adopted by the Issuer in accordance with the Listing Rules.

8.9	No adjustment involving an increase in the Conversion Price will be made, except in the case of a consolidation of the Shares as referred to in Condition 8.3(a) above or to correct an error.

9	Representations and Warranties of each Bondholder

(a)

Purchase Entirely for Own Account. The Bonds (and any Conversion Shares acquired pursuant to any conversion thereof) will be acquired for the Bondholder’s own account, not as nominee or agent, for the purpose of investment and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Bondholder has no present intention of selling, granting any participation in, or otherwise distributing

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the same in violation of the Securities Act without prejudice, however, to the Bondholder’s right at all times to sell or otherwise dispose of all or any part of the Bonds in compliance with applicable federal and state securities laws. The Bonds are being purchased by the Bondholder in the ordinary course of its business. Nothing contained herein shall be deemed a representation or warranty by the Bondholder to hold the Bonds for any period of time. The Bondholder is not a broker-dealer registered with the SEC under the U.S. Securities Exchange Act of 1934, as amended, (“Exchange Act”) or an entity engaged in a business that would require it to be so registered. Neither the Bondholder nor any account for which it is acting (if any) was formed for the specific purpose of acquiring the Bonds (and any Conversion Shares acquired pursuant to any conversion thereof)]

(b)

No U.S. Person. Each Bondholder represents, warrants and confirms that it, and any account it is acquiring the Bonds (and any Conversion Shares acquired pursuant to any conversion thereof) for, is not a “U.S. Person” and is purchasing the Bonds in an “offshore transaction” (as such terms are defined under Regulation S) and that it understands that the Bonds will be subject to a distribution compliance period under Regulation S of the Securities Act;

(c)

U.S. Securities Act. Each Bondholder represents, warrants and confirms that it understands that the Bonds (and any Conversion Shares acquired pursuant to any conversion thereof) may only be resold or otherwise transferred in a transaction exempt from, or not subject to, the registration requirements of the Securities Act, and in compliance with applicable state securities law, and that the Issuer is not required to register the Bonds under the Securities Act;

(d)

No Registration. Each Bondholder represents, warrants and confirms that it understands that the Bonds (and any Conversion Shares acquired pursuant to any conversion thereof) have not been and will not be registered under the Securities Act or with any securities regulatory authority of any state or other jurisdiction of the United States, that any offer and sale of the Bonds to it is being made in reliance on an exemption from, or is a transaction not subject to, the registration requirements of the Securities Act in a transaction not involving any public offering in the United States;

(e)	Qualified Investor. Each Bondholder is a “qualified investor” as defined in the Regulation (EU) 2017/1129.

(f)

Disclosure of Information. Each Bondholder represents, warrants and confirms that it understands and acknowledges (A) that, as the subject of this Instrument is a private placement of securities, it is responsible for conducting its own due diligence in connection with the matters which are the subject of this Instrument and any purchase of Bonds (and any Conversion Shares acquired pursuant to any conversion thereof) by it, (B) that it has made its own independent investigation and appraisal of the business, results, financial condition, prospects, creditworthiness, status and affairs of the Issuer and, following such investigation and appraisal and the other due diligence that it deemed necessary and subsequently conducted in connection with the matters which are the subject of this Agreement, it has made its own investment decision to acquire the Bonds, (C) that it is aware and understands that an investment in the Bonds (and any Conversion Shares acquired pursuant to any conversion thereof) involves a considerable degree of risk and that no U.S. federal or state or non-U.S. agency has made any finding or determination as to the fairness for investment or any recommendation or endorsement of any such investment and (D) that it has made its own assessment concerning the relevant tax, legal, economic and other considerations relevant to its investment in the Bonds.

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(g)

Control Securities. Each Bondholder understands that the Bonds and the Conversion Shares may be characterized as “control securities” under the U.S. federal securities laws if the Bondholder is an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) and that under such laws and applicable regulations the Bonds (and any Conversion Shares acquired pursuant to any conversion thereof) may be resold without registration under the Securities Act only in certain limited circumstances.

(h)

Independent Investment Decision. Each Bondholder understands that nothing in this Instrument or any other materials presented by or on behalf of the Issuer to the Bondholder in connection with the purchase of the Bonds constitutes legal, tax or investment advice. The Bondholder has consulted such legal, tax and investment advisors as it, in their sole discretion, has deemed necessary or appropriate in connection with its purchase of the Bonds.

(i)

No General Solicitation. The Bondholder did not learn of the investment in the Bonds as a result of any general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice or other communication published in any newspaper, magazine, website, or similar media, or broadcast over television or radio, or (b) any seminar or meeting to which the Bondholder was invited by any of the foregoing means of communications.

(j)

Brokers and Finders. No individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein (each, a “Person”) will have, as a result of the transactions contemplated by this Instrument, any valid right, interest or claim against or upon the Issuer or the Bondholder for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Bondholder.

(k)

Short Sales and Confidentiality Prior to the Date Hereof. Other than consummating the transactions contemplated hereunder, the Bondholder has not, nor has any Person acting on behalf of or pursuant to any understanding with the Bondholder, directly or indirectly executed any purchases or sales, including “short sales”, as defined in Rule 200 of Regulation SHO under the Exchange Act (“Short Sales”), of the securities of the Issuer during the period commencing as of the time that the Bondholder was first contacted by the Issuer or any other Person regarding the transactions contemplated hereby and ending immediately prior to the date hereof. Other than to the Bondholder’s affiliate or outside attorney, accountant, auditor or investment advisor only to the extent necessary to permit evaluation of the investment, and the performance of the necessary or required tax, accounting, financial, legal, regulatory or administrative tasks and services and other than as may be required by law or regulation, the Bondholder has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude or prohibit any actions, with respect to the identification of, the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

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10	Undertakings

10.1

The Issuer undertakes and warrants, inter alia, that so long as there are any outstanding Bonds save with the approval of a Special Resolution of the Bondholders, it shall (and, where applicable, shall procure that its Subsidiaries shall):

(a)

use commercially reasonable endeavours to maintain a listing for all the issued Shares on the Stock Exchange; and (ii) if unable to maintain or obtain such listing, to obtain and maintain a listing for all the Shares on an Alternative Stock Exchange as the Issuer with the approval by an Ordinary Resolution of the Bondholders may from time to time determine and will forthwith give notice to the Bondholders (in accordance with Condition 19) of the listing or delisting of the Shares (as a class) by any of such stock exchanges;

(b)	comply in all material respects with all the rules, regulations and requirements of the applicable Stock Exchange (including the Listing Rules) or the Alternative Stock Exchange (if applicable);

(c)	comply in all material respects with all applicable laws and regulations;

(d)

promptly (i) obtain, comply with and do all that is necessary to maintain in full force and effect, and (ii) supply certified copies to the Bondholders of, any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration required under any law or regulation of a relevant jurisdiction to (x) enable it to perform its obligations under the Bond Documents; (y) ensure the legality, validity, enforceability or admissibility in evidence of any Bond Documents; and (z) carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect;

(e)

maintain with insurance companies that are financially sound and reputable, such commercial general liability insurance, product liability insurance and property insurance with respect to liabilities, losses or damage in respect of its properties and assets as are customarily carried or maintained under similar circumstances by Persons engaged in similar businesses, in each case, in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for such other Persons to maintain under similar circumstances in similar businesses;

(f)

reserve, free from any pre-emptive or other similar rights, under its authorised share capital, the full number of Shares liable to be issued on conversion of the Bonds from time to time and will ensure that all Shares will be duly and validly issued;

(g)

not make any offer, issue or distribution or take any action the effect of which would be to reduce the Conversion Price below the nominal value of the Shares of the Issuer; provided always that the Issuer shall not be prohibited from purchasing its Shares to the extent permitted by law;

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10.2	Notice of Change in Conversion Price

The Issuer shall give notice to the Bondholders in accordance with Condition 19 and the Stock Exchange (or, as the case may be, the Alternative Stock Exchange), of any change in the Conversion Price. Any such notice relating to a change in the Conversion Price shall set forth the event giving rise to the adjustment, the Conversion Price prior to such adjustment, the adjusted Conversion Price and the effective date of such adjustment. Any such adjustment of the Conversion Price shall be binding on the Bondholder save manifest error of the Issuer.

10.3	Anti-Layering

The Issuer undertakes and warrants, inter alia, that so long as there are any Bonds outstanding, save with the approval of a Special Resolution of the Bondholders, it will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any senior Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is either:

(a)	secured or expressed to be secured by Transaction Security (as such term is defined in the Intercreditor Deed) on a basis junior to the Senior Bonds (or any other Secured Obligations);

(b)	expressed to rank or rank so that it is subordinated to the Alvogen Lux Shareholder Loans Roll Facility (or any other Secured Obligations) but are senior to the Bonds;

(c)	contractually subordinated in right of payment to the Alvogen Lux Shareholder Loans Roll Facility (or any other Secured Obligations) and senior in right of payment to the Bonds; or

(d)

expressed to rank or rank so that it is pari passu or senior in right of payment or in right of priority to the Bonds, other than the Other Bonds, the Senior Bonds, the Saemundargata Loans, the Alvogen Facility, the Aztiq CB, any New Equity Issuance, and any New Capital Increase,

provided that any Indebtedness incurred by the Issuer after the Issue Date (other than the Senior Bonds, the Other Bonds, the Saemundargata Loans, the Alvogen Facility, the Aztiq CB, any New Equity Issuance, and any New Capital Increase) shall be subject to the terms of a subordination agreement, such that such Indebtedness is subordinated to the Bonds.

10.4	Centre of Main Interests

The Issuer represents and warrants that for the purposes of the Regulation, its Centre of Main Interests is situated in its jurisdiction of incorporation. Each of the Issuer and the Guarantors incorporated in the European Union further undertakes and warrants that so long as there are any outstanding Bonds, it shall not take any positive action to deliberately change the location of its Centre of Main Interests for the purposes of the Regulation where that change would be materially adverse to the interests of the Bondholders.

For purposes of this Condition 10.4 only:

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“Centre of Main Interests” means “centre of main interests” as such term is used in Article 3(1) of Regulation (EU) No. 2015/848 of May 2015 of the European Parliament and of the Council on Insolvency Proceedings (recast) (the “Regulations”); and

“Regulation” has the meaning given to that term in the definition of Centre of Main Interests.

10.5	Shareholder Loans

(a)

The Issuer undertakes and warrants that, so long as there are any outstanding Bonds, to the extent it or any of the Guarantors Incurs any Indebtedness in accordance with Condition 7.4 from any of its direct or indirect shareholders following the Issue Date, it shall, and shall cause the relevant Guarantor to, procure that the provider of such Indebtedness to execute and deliver to the Bondholders a subordination undertaking in form reasonably satisfactory to the Bondholders.

(b)	For the avoidance of doubt, paragraph (a) above is not applicable to any Indebtedness owed to any Bondholders in its capacity as holder of the Bonds.

10.6	Arm’s Length Terms

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any transaction for the exclusive licensing, strategic alliance, disposal or any arrangement having equivalent effect with respect to any Proprietary Right with any person except on arm’s length terms (or better than arm’s length terms from the Issuer’s or the relevant Restricted Subsidiary’s perspective).

11	Payments

11.1	Principal and Premium

(a)

On or prior to the due date of principal, coupon, premium, default interest or any other amounts payable under this Instrument, the Issuer shall deposit or cause to be deposited with the Paying Agent a sum sufficient to pay such principal, premium, default interest or other amount when so becoming due. Principal, premium, coupon, default interest and all other amounts payable under this Instrument shall be considered paid on the due date if on such date the Paying Agent holds as of 11:00 a.m. Hong Kong time money sufficient to pay all such principal, premium, coupon, default interest or any other amounts then due and the Paying Agent is not prohibited from paying such money to the Bondholders on that date pursuant to the terms of this Instrument.

(b)

On the due date of such principal, premium, coupon, default interest or other amount, the Paying Agent will make payment of such amount by transfer to the Registered Account of the Bondholder; provided that payment of principal and premium will only be made after surrender of the relevant Bond Certificate at the Registrar’s Office.

(c)	Except as specified in this Instrument, payment of the principal of, premium, if any, and coupon on, the Bonds will be made in US Dollars.

(d)	When making payments to Bondholders, fractions of one US Dollar cent will be rounded down to the nearest US Dollar cent.

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11.2	Paying Agent to Hold Money in Trust

The Paying Agent agrees and the Issuer shall require any other Paying Agent, if applicable, to agree in writing, that such Paying Agent shall hold in trust for the benefit of the Bondholders all money held by such Paying Agent for the payment of principal, premium, coupon, default interest or any other amounts, and shall notify the Bondholders of any default by the Issuer in making any such payment. If the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto.

11.3	Registered Accounts

For the purposes of this Condition 11, a Bondholder’s registered account means the U.S. dollar account maintained by or on behalf of it with a bank in New York (or such other U.S. dollar account as the Bondholder may notify to the Issuer from time to time), details of which appear on the Register of Bondholders at the close of business on the second Business Day before the due date for payment, and a Bondholder’s registered address means its address appearing on the Register of Bondholders at that time.

11.4	Fiscal Laws

All payments are subject in all cases to any applicable laws and regulations in the place of payment, but without prejudice to the provisions of Condition 14. No commissions or expenses shall be charged to the Bondholders in respect of such payments.

11.5	Payment Initiation

Where payment is to be made by transfer to a registered account, payment instructions (for value on the due date or, if that is not a Business Day, for value on the first following day which is a Business Day) will be initiated and in the case of a payment of principal, if later, on the Business Day on which the relevant Bond Certificate is surrendered at the Registrar’s Office.

11.6	Default Interest and Delay in Payment

(a)

If the Issuer fails to pay any sum in respect of the Bonds when the same becomes due and payable under this Instrument, interest shall accrue on the overdue sum at the rate of 14.5 per cent. per annum on a daily compounding basis from the due date and ending on the date on which full payment is made to the Bondholders in accordance with this Instrument. Such default interest shall accrue on the basis of the actual number of days elapsed and a year of 360 days of twelve 30-day months.

(b)

Bondholders will not be entitled to any interest or other payment for any delay after the due date in receiving the amount due if such delay is caused solely because the due date is not a Business Day, if the Bondholder is late in surrendering its Bond Certificate (if required to do so) or if a cheque mailed in accordance with this Condition 11 arrives after the due date for payment.

(c)

If an amount which is due on the Bonds is not paid in full, the Issuer or the Paying Agent, as the case may be, shall cause the Registrar to annotate the Register of Bondholders with a record of the amount (if any) in fact paid.

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(d)

All amounts due and payable by the Paying Agent in relation to the Bonds will be allocated in accordance with the written instructions it receives from the Issuer. The Paying Agent is not responsible in any manner whatsoever for the calculation of amounts due under the Bonds or as may be due under this Instrument.

12	Redemption, Purchase and Cancellation

12.1	Maturity

Unless previously redeemed, or purchased and cancelled as provided herein, the Issuer will redeem each Bond at an amount equal to the Redemption Amount on the Maturity Date. The Issuer may not redeem the Bonds at its option prior to the Maturity Date except as provided in Conditions 12.2 and 12.3 below (but without prejudice to Condition 14).

12.2	Optional Redemption

(a)

To the extent permitted under the terms of Senior Bonds Instrument and the Subordination Agreement, the Issuer may, at its option and having given not less than 30 nor more than 60 days’ notice (such notice or a notice delivered pursuant to this condition, an “Optional Redemption Notice”) to the Bondholders in accordance with Condition 19 (which notices shall be irrevocable), redeem the Bonds, in whole but not in part, at a redemption price equal to Redemption Amount to (but not including) the relevant redemption date (such relevant redemption date, an “Optional Redemption Date”);

(b)	The Issuer will be bound to redeem the Bonds on the Optional Redemption Date at the relevant amount set forth in clause (a) above.

(c)

Any redemption set forth in clauses (a) above may, at the discretion of the Issuer, be subject to the satisfaction of one or more conditions precedent. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (provided, however, that any delayed redemption date shall not be more than 60 days after the date the relevant Optional Redemption Notice was sent) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date or by the redemption date as delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

12.3	Redemption for Taxation Reasons

(a)

To the extent permitted under the terms of Senior Bonds Instrument, the Issuer may, at any time, having given not less than 30 nor more than 60 days’ notice (a “Tax Redemption Notice”) to the Bondholders in accordance with Condition 19 (which notices shall be irrevocable), redeem the Bonds, in whole but not in part, at an amount equal to the Redemption Amount on the date fixed for redemption in the Tax Redemption Notice (the “Tax Redemption Date”) (subject to the right of Bondholders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if:

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(i)

the Issuer certifies acting reasonably and in good faith to the Bondholders immediately prior to the giving of such notice that the Issuer has or will become obliged to pay Additional Amounts as referred to in Condition 14 as a result of:

(A)

any change in, or amendment to, the laws or regulations of Luxembourg, Iceland, Germany, Switzerland or any political subdivision or any authority thereof or therein having power to tax (a “Tax Jurisdiction”); or

(B)

any change in the general application or official written interpretation of such laws or regulations, which change or amendment is formally announced and becomes effective on or after the first Issue Date (or if the applicable Tax Jurisdiction becomes a Tax Jurisdiction on a date after the Issue Date, such later date) (each of the events set forth in paragraph (A) above or this paragraph (B), a “Change of Tax Law”); and

(ii)	such obligation cannot be avoided by the Issuer and/or the relevant Guarantor(s) taking reasonable measures available to it or them;

provided that no such Tax Redemption Notice shall be given (x) earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such Additional Amounts were a payment in respect of the Bonds then due and (y) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption pursuant to this Condition 12.3(a), the Issuer shall deliver to the Bondholders: (i) a certificate signed by a director of the Issuer stating that the obligation referred to in paragraph (i) above cannot be avoided by the Issuer and/or the relevant Guarantor(s) (after taking reasonable measures available to it or them); and (ii) a written opinion of independent legal or tax advisers of recognised international standing qualified under the laws of the Tax Jurisdiction and reasonably satisfactory to the Bondholders to the effect that the Issuer or Guarantor, as the case may be, has been or will become obligated to pay Additional Amounts as a result of a Change of Tax Law.

(b)	Subject to Condition 12.3(c) below, the Issuer will be bound to redeem the Bonds on the Tax Redemption Date at an amount equal to the Redemption Amount.

(c)

If the Issuer gives a Tax Redemption Notice pursuant to Condition 12.3(a), each Bondholder will have the right to elect that its Bond(s) shall not be redeemed and that the provisions of Condition 13 shall not apply in respect of any payment of principal and premium to be made in respect of such Bond(s) which falls due after the relevant Tax Redemption Date whereupon no Additional Amounts shall be payable in respect thereof pursuant to Condition 13 and payment of all amounts shall be made subject to the deduction or withholding of any tax required to be deducted or withheld for or on account of taxes imposed by Luxembourg. To exercise a right pursuant to this

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Condition 12.3(c), the holder of the relevant Bond must complete, sign and deposit at its own expense during normal business hours at the Registrar’s Office no later than the day falling 10 days prior to the Tax Redemption Date a duly completed and signed notice of exercise, in the form for the time being current, obtainable from the Registrar’s Office (a “Tax Option Exercise Notice”), together with the Bond Certificate evidencing the Bonds. A Tax Option Exercise Notice, once delivered shall be irrevocable and may not be withdrawn without the Issuer’s written consent.

(d)

The foregoing provisions in this Condition 12.3 shall apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor to the Issuer or a Guarantor is organised or otherwise considered to be a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein and such provisions shall survive any termination, defeasance or discharge of this Instrument or the Guarantees.

12.4	Purchases

The Issuer, the Guarantors or any of their respective Subsidiaries may at any time and from time to time purchase Bonds at any price in the open market or otherwise in compliance with applicable laws and regulations.

12.5	Cancellation

All Bonds which are purchased or redeemed by the Issuer, any Guarantor or any of their respective Subsidiaries, will forthwith be cancelled and such Bonds may not be reissued or resold.

12.6	Redemption Notices

All notices to Bondholders given by or on behalf of the Issuer pursuant to this Condition 12 will be given in accordance with Condition 19, and without prejudice to the other content requirements set out in this Condition 12, specify the applicable Redemption Amount, the date for redemption, the manner in which redemption will be effected and the aggregate principal amount of the outstanding Bonds as at the latest practicable date prior to the publication of the notice.

13	Taxation

13.1	Taxation Gross-Up

(a)

All payments, whether of principal, premium or otherwise, made by or on behalf of the Issuer (including, in each case, any successor entity), as the case may be, under or with respect to this Instrument, shall be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, fee, duty, levy, tariff, impost, assessment or other governmental charge (including penalties, coupon and other liabilities related thereto) (collectively, “Taxes”) (such withholding or deduction for, or on account of, Taxes being referred to as a “Tax Deduction”) unless the Tax Deduction is then required by law. The Issuer shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), with respect to the Bondholders, notify such Bondholders

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accordingly. If a Tax Deduction will at any time be required to be made from any payments made by or on behalf of the Issuer under or with respect to this Instrument, including payments of principal, redemption price, coupon, additional amounts or premium, if any, the Issuer shall pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the holders of a Bond, or beneficial owner of the Bonds, in respect of such payments, after such withholding or deduction (including any such withholding or deduction from such Additional Amounts) will not be less than the amounts that would have been received by each Bondholder in respect of such payments under or with respect to this Instrument in the absence of such Tax Deduction; provided, however, that no Additional Amounts will be payable with respect to:

(i)

any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Bond for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder of that Bond (except to the extent that the holder of the Bond would have been entitled to Additional Amounts had the Bond been presented on the last day of such 30-day period);

(ii)	any FATCA Deduction; or

(iii)	any combination of the above clauses (i) to (ii).

(b)

The Issuer shall pay and indemnify the Bondholders or the beneficial owner of the Bonds for any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies (including any penalties, coupon and other liabilities related thereto) that are payable in, or levied by any jurisdiction on the execution, delivery, transfer or registration of this Instrument or the Bonds or the receipt of any payments with respect to, or enforcement of, this Instrument or the Bonds (such sum being recoverable from the Issuer as a liquidated sum payable as a debt).

(c)

If the Issuer becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to any Bond or this Instrument, the Issuer shall deliver to the Bondholder on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises less than 45 days prior to that payment date, in which case the Issuer shall notify the Bondholder as promptly as practicable after the date that is 30 days prior to the payment date) notice signed by a director of the Issuer stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. Such notice must also set forth any other information reasonably necessary to enable the Paying Agents, upon timely receipt of funds, to pay Additional Amounts to Bondholders on the relevant payment date. The Bondholder shall not have any obligation to determine whether any Additional Amounts are payable or the amount of such Additional Amounts.

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(d)

The Issuer shall make all Tax Deductions (within the time period and in the minimum amount) required by law and shall remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Issuer shall, whether or not Additional Amounts are payable, use its or their reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Issuer shall furnish to the Bondholders, and to a beneficial owner of Bonds upon request, within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Issuer, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence (reasonably satisfactory to the Bondholders) of payments by such entity.

(e)

If a credit against, relief or remission for, or repayment of any Tax (“Tax Credit”) is attributable to a Tax Deduction and the Bondholder has obtained and utilised that Tax Credit, the Bondholder shall pay an amount to the Issuer which leaves it (after that payment) in the same after-Tax position as it would have been in had the Tax Deduction not been required to be made by the Issuer.

(f)	Wherever in this Instrument there is mentioned, in any context:

(i)	the payment of principal;

(ii)	purchase prices in connection with a purchase of Bonds;

(iii)	coupon; or

(iv)	any other amount payable on or with respect to any of the Bonds,

such reference shall be deemed to include payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(g)

The obligations described under this Condition 13 shall survive any termination, defeasance or discharge of this Instrument and shall apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Issuer is incorporated, or resident or doing business for tax purposes or any jurisdiction from or through which such Person makes any payment on the Bonds and any department or political subdivision thereof or therein.

(h)	The Issuer will:

(i)	pay all stamp duty, registration, documentary, transfer and other similar Taxes payable in respect of any Bond Document; and

(i)

within five Business Days of demand of a Bondholder, indemnify such Bondholder from and against any cost, loss or liability that Bondholder incurs in any jurisdiction in relation to any stamp duty, registration, documentary, transfer or other similar Tax paid or payable in respect of any Bond Document. None of the Registrar or the Paying Agent shall be liable or responsible to pay any such taxes or duties in any jurisdiction and none of them shall be under any obligation to determine whether the Issuer or any Bondholder is liable to pay any taxes and duties and shall not be concerned with, or be obligated or required to enquire into, the sufficiency of any amount paid by the Issuer or any Bondholder for this purpose.

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The parties hereto acknowledge that the foregoing indemnities shall survive the termination of this Instrument.

13.2	FATCA

(a)	Subject to Condition 13.1, each party hereto may make any FATCA Deduction it is required to make by FATCA and any payment required in connection with that FATCA Deduction.

(b)

Each party hereto shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Issuer, the Paying Agent, and the Paying Agent shall notify the other parties hereto.

(c)	Subject to Condition 13.2(e), each party hereto shall, within ten Business Days of a reasonable request by any other party:

(i)	confirm to that other party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)

supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA; and

(iii)

supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that party’s compliance with any other law, regulation, or exchange of information regime.

(d)

If a party hereto confirms to another party hereto pursuant to paragraph (c)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(e)	Condition 13.2(c) above shall not oblige any of the Registrar, the Paying Agent or the Bondholders to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

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(f)

If a party hereto fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Condition 13.2(c) above (including, for the avoidance of doubt, where Condition 13.2(d) above applies), then such party shall be treated for the purposes of the Bond Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

14	Events of Default

Any of the following events will constitute an “Event of Default” under this Instrument:

(a)

there is failure by the Issuer to pay any principal, premium or any other amount due in respect of the Bonds on or prior to the due date for such payment (except where failure to pay is caused by administrative or technical error and payment is made within five days of its due date);

(b)	there is any failure by the Issuer to deliver any Shares as and when the Shares are required to be delivered following conversion of Bonds;

(c)

there is any failure of performance or observance of the Issuer of any of its undertakings or obligations, under the Subscription Agreement, the Bonds or this Instrument, which failure is incapable of remedy or, if capable of remedy, is not remedied within 30 days after written notice of such failure shall have been given to the Issuer or the relevant Guarantor by a Bondholder;

(d)

any final judgment or order for the payment of money in excess of US$2,875,000 (or the Dollar Equivalent thereof) in the aggregate for all such final judgments or orders is rendered against the Issuer, any Guarantor and shall not be bonded, paid, or discharged for a period of 10 Business Days following such judgment during which a stay of enforcement, by reason of a pending appeal or otherwise is not in effect.

(e)

(i) any other present or future Indebtedness (whether actual or contingent) of the Issuer or any Guarantor for or in respect of moneys borrowed or raised becomes (or becomes capable of being declared) due and payable prior to its Stated Maturity by reason of any actual or potential default, event of default or the like (howsoever described), or (ii) any such indebtedness is not paid when due or (if a grace period is applicable) within any applicable grace period, or (iii) the Issuer or any of the Guarantors fails to pay when due any amount payable by it under any present or future guarantee for, or indemnity in respect of, any moneys borrowed or raised; provided that the aggregate amount of the relevant indebtedness, guarantees and indemnities in respect of which one or more of the events mentioned above in this Condition 14(e) have occurred and after the applicable grace or notice period has expired equals or exceeds US$2,875,000 (or the Dollar Equivalent thereof);

(f)

the Shares (as a class) cease to be listed or admitted to trading on the Stock Exchange or an Alternative Stock Exchange or suspension of the trading of Shares on the Stock Exchange or such Alternative Stock Exchange (other than for a temporary suspension of trading for not more than 20 consecutive Trading Days);

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(g)

a distress, attachment, execution, seizure before judgement or other legal process is levied, enforced or sued out on or against any material part of the property, assets or revenues of the Issuer, any Guarantor if capable of remedy and is not discharged or stayed within 30 days;

(h)

any mortgage, charge, pledge, lien or other Encumbrance, present or future, created or assumed by the Issuer or any Guarantor becomes enforceable and any step is taken to enforce it (including the taking of possession or the appointment of a receiver, manager or other similar person) which is not discharged or stayed within 30 days and such enforcement can be reasonably expected to result in a Material Adverse Effect;

(i)

the Issuer or any of the Guarantors is (or is, or could be, deemed by law or a court to be) insolvent or bankrupt under applicable law or unable to pay its debts, stops, suspends or threatens to stop or suspend payment of all or a material part of (or of a particular type of) its debts, proposes or makes any agreement for the deferral, rescheduling or other readjustment of all of (or all of a particular type of) its debts (or of any part which it will or might otherwise be unable to pay when due), proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors in respect of any of such debts or a moratorium is agreed or declared in respect of or affecting all or any part of (or of a particular type of) the debts of the Issuer or such Guarantor;

(j)

an order is made or an effective resolution passed for the winding-up or dissolution, judicial management, administration or liquidation of the Issuer or any of the Guarantors (as the case may be), or the Issuer or any of the Guarantors ceases or threatens to cease to carry on all or substantially all of its business or operations, except for the purpose of and followed by a reconstruction, amalgamation, reorganisation, merger or consolidation (i) on terms approved by the Bondholders, or (ii) in the case of a Guarantor, whereby the undertaking and assets of such Guarantor are transferred to or otherwise vested in the Issuer or another Guarantor;

(k)

an Encumbrancer takes possession or an administrative or other receiver or an administrator is appointed of the whole or any substantial part of the property, assets or revenues of the Issuer or any of the Guarantors (as the case may be) and is not discharged within 30 days;

(l)	any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or a material part of the assets of the Issuer or any of the Guarantors;

(m)

any action, condition or thing (including the obtaining or effecting of any necessary consent, approval, authorisation, exemption, filing, licence, order, recording or registration) at any time required to be taken, fulfilled or done in order (i) to enable the Issuer and the Guarantors lawfully to enter into, exercise its rights and perform and comply with its obligations under the Bonds and the Guarantees, (ii) to ensure that those obligations are legally binding and enforceable and (iii) to make the Bonds and the Guarantees admissible in evidence in the courts of England, is not taken, fulfilled or done;

(n)	it is or will become unlawful for the Issuer to perform or comply with any one or more of its obligations under the Bonds;

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(o)

the auditors of the Issuer issue an opinion other than an unqualified opinion in respect of the audited accounts of the Issuer which will adversely affect the operation of the Issuer and its Subsidiaries;

(p)	the Issuer or any of the Guarantors ceases or threatens to cease to carry on all or substantially all of its business or operations;

(q)	any event occurs which under the laws of any relevant jurisdiction has an analogous effect to any of the events referred to in any of the foregoing paragraphs of this Condition 14; and

(r)

the occurrence of a default of event of default (however described) under the Senior Bonds Instruments, the Alvogen Facility and/or Aztiq CB in respect of the Indebtedness of the Issuer or any Guarantor thereunder which results in the acceleration of such Indebtedness under the Senior Bonds Instruments, the Alvogen Facility Agreement and/or the Aztiq CB Bond Instrument prior to its stated final maturity and in each case, the aggregate principal amount of all Indebtedness subject to such accelerations (after giving effect to any applicable grace periods), is in excess of US$2,875,000 (or its equivalent in other currencies).

For so long as any Bond remains outstanding, if an Event of Default (other than an Event of Default specified in clause (i), (j) or (k) above) occurs and is continuing under this Instrument, the Instructing Bondholders, at their discretion may, by written notice to the Issuer, declare that an amount equal to the Redemption Amount on the Bonds then outstanding to but not including the relevant Payment Date to be immediately due and payable, and upon a declaration of acceleration, such amount shall be immediately due and payable (subject to the terms of the Intercreditor Deed and the Subordination Agreement). If an Event of Default specified in clause (i), (j) or (k) above occurs with respect to the Issuer or any of the Guarantors, an amount equal to the Redemption Amount on the Bonds then outstanding to but not including the relevant Payment Date shall, subject to the terms of the Intercreditor Deed and the Subordination Agreement, automatically become and be immediately due and payable without any declaration or other act on the part of any Bondholder.

15	Meetings of Bondholders and Modifications

15.1	Applicable rules

Articles 470-3 to 470-19 (included) of the Companies Law (including any provisions in respect of the representation of Bondholders and the holding of Bondholders’ meetings contained therein) shall not apply to the Bonds and this Instrument.

15.2	Meetings

(a)

Schedule 3 to this Instrument contains provisions for convening meetings of Bondholders to consider any matter affecting their interests, including the sanctioning by Special Resolution of a modification of the Bonds and Other Bonds then outstanding (subject to Condition 15.3 below) and the sanctioning by Ordinary Resolution of any matter requiring their approval pursuant to this Instrument. When there is only one holder in respect of the Bonds and Other Bonds, no meetings are required and any resolution of the Bondholder can be passed by written resolution in accordance with paragraph 20 of Schedule 3.

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(b)

A Special Resolution passed at any meeting of Bondholders will be binding on all Bondholders in relation to the Bonds and the Other Bonds, whether or not they are present at the meeting. Schedule 3 provides that a written resolution signed by or on behalf of the holders of not less than 90 per cent. of the aggregate principal amount of the Bonds and Other Bonds then outstanding shall be as valid and effective as a duly passed Special Resolution.

15.3	Modification, Consents and Waivers

(a)

The Issuer may without any such meeting or sanction of the Bondholders, amend the terms of Bonds if, in the reasonable opinion of the Issuer, having consulted with its financial adviser, legal adviser or auditor, such amendment is of a minor or technical nature or corrects a manifest error. Any such amendment will be binding on the Bondholders (and if applicable, the Registrar and the Paying Agent).

(b)

Notwithstanding anything to the contrary herein, any modification that has the effect of changing the number, percentage or aggregate principal amount of Bonds or Other Bonds required to accelerate the Bonds, including any modification of the final paragraph of Condition 14 shall require the consent of the holders of not less than 75.0 per cent. of the aggregate principal amount of the Bonds and the Other Bonds then outstanding.

(c)

Notwithstanding anything to the contrary herein, any consent, approval, release or waiver or agreement to any amendment or to carry out any other vote or approve any action or give any instruction under the Bond Documents, in each case, relating to:

(i)	changes to rate of interest, or the rate of default interest payable in respect of the Bonds;

(ii)	changing the method of calculation of the Redemption Amount (if any);

(iii)	changing the currency of any payment in respect of the Bonds;

(iv)	the rights and obligations applicable to holders of Bonds only; and

(v)	any matter that would not reasonably expected to be materially and adversely affect the rights and interests of holders under the Other Bonds,

such consent, approval, release or waiver or agreement to any amendment or to carry out any other vote or approve any action or give any instruction under the Bond Documents, in each case, would be made by the specified proportion of the holders of Bonds only (as if references in this Instrument to the specified proportion of holders (including, for the avoidance of doubt, all the holders) whose consent would, but for this paragraph (c), be required for that amendment, waiver or consent were to that proportion of the holders of Bonds only).

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(d)

Subject to paragraph (c) above, where any consent, approval, release or waiver or agreement to any amendment or to carry out any other vote or approve any action or give any instruction under the Bond Documents, in each case, that, pursuant to this Instrument, would be required to be made by the specified proportion of the holders of the Bonds and (if issued) Other Bonds outstanding, such calculation shall be made pursuant to the outstanding principal amounts of the Bonds and Other Bonds in US Dollars, provided that the principal amount of the Bonds shall be converted into US Dollar at the exchange rate of US$1 to ISK142.08 (being the exchange rate as at the date of the relevant Subscription Agreements).

15.4	Form of Modification

Any modification to the terms of the Bonds, whether pursuant to Condition 15.2 or 15.3, shall be effected by way of deed poll executed by the Issuer, as the case may be. A copy of such deed poll will be sent by the Issuer to the Bondholders in accordance with Condition 19 as soon as practicable thereafter.

16	Waiver

No failure to exercise, nor any delay in exercising, on the part of any Bondholder, any right or remedy under these Conditions shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies herein are cumulative and not exclusive of any rights or remedies provided by law.

17	Voting and Other Rights

The Bondholders will not be entitled to receive notice of or attend or vote at general meetings of the Issuer by reason only of being the holders of a Bond. The Bondholders will not be entitled to participate in any distribution and/or offers of further securities made by the Issuer by reason only of being the holders of the Bonds.

18	Replacement of Bond Certificates

If any Bond Certificate is mutilated, defaced, destroyed, stolen or lost, it may be replaced at the Registrar’s Office upon payment by the claimant of such costs as may be incurred in connection therewith and on such terms as to evidence and indemnity as the Issuer may reasonably require. Mutilated or defaced Bond Certificates must be surrendered before replacements will be issued.

19	Notices

All notices to Bondholders shall be validly given if mailed to them at their respective addresses in the Register of Bondholders. Any such notice shall be deemed to have been given on the later of the date of such publication and the seventh day after being so mailed to the Bondholders, as the case may be. The Issuer is under no obligation to investigate the address of a Bondholder in case of a change of address that has not been notified to it.

20	Currency of Account; Conversion of Currency; Currency Exchange Restrictions

20.1

U.S. dollars are the sole currency of account and payment for all sums payable by the Issuer under or in connection with this Instrument, including damages related thereto. Any amount received or recovered in a currency other than U.S. dollars by the Bondholders (whether as a result of, or as a result of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer otherwise) in respect of any sum expressed to be

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due to it from the Issuer, shall only constitute a discharge to the Issuer, to the extent of the U.S. dollar amount, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under the applicable Bonds, the Issuer shall indemnify it against any loss sustained by it as a result as set forth in Condition 20.2. In any event, the Issuer shall indemnify the recipient against the cost of making any such purchase. For the purposes of this Condition 20, it will be sufficient for the Bondholders to certify in a satisfactory manner (indicating sources of information used) that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above).

20.2	The Issuer covenants and agrees that the following provisions shall apply to conversion of currency in the case of this Instrument:

(a)	the following apply:

(i)

if for the purposes of obtaining judgment in, or enforcing the judgment of, any court in any country, it becomes necessary to convert into a currency (the “Judgment Currency”) an amount due in any other currency (the “Base Currency”), then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine).

(ii)

If there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given or an order of enforcement is made, as the case may be (or such other date as a court shall determine), and the date of receipt of the amount due, the Issuer, will pay such additional (or, as the case may be, such lesser) amount, if any, as may be necessary so that the amount paid in the Judgment Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount in the Base Currency originally due.

(b)

In the event of the winding-up of the Issuer at any time while any amount or damages owing under this Instrument or the Guarantees, as the case may be, or any judgment or order rendered in respect thereof, shall remain outstanding, the Issuer , as the case may be, shall indemnify and hold the Bondholders harmless against any deficiency arising or resulting from any variation in rates of exchange between (i) the date as of which the non-U.S. currency equivalent of the amount due or contingently due under this Instrument (other than under this Condition 20.2(b)), as the case may be, is calculated for the purposes of such winding-up and (ii) the final date for the filing of proofs of claim in such winding-up. For the purpose of this Condition 20.2(b), the final date for the filing of proofs of claim in the winding-up of the Issuer shall be the date fixed by the liquidator or otherwise in accordance with the relevant provisions of applicable law as being the latest practicable date as at which liabilities of the Issuer , as the case may be, may be ascertained for such winding-up prior to payment by the liquidator or otherwise in respect thereto.

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(c)

The obligations contained in Condition 20.1, Condition 20.2(a)(ii) and Condition 20.2(b) shall constitute separate and independent obligations from the other obligations of the Issuer under this Instrument, shall give rise to separate and independent causes of action against the Issuer , shall apply irrespective of any waiver or extension granted by the Bondholders or any of them from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof of claim in the winding-up of the Issuer for a liquidated sum in respect of amounts due hereunder (other than under Condition 20.2(b)) or under any such judgment or order. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered by the Bondholders, as the case may be, and no proof or evidence of any actual loss shall be required by the Issuer or the liquidator or otherwise or any of them. In the case of Condition 20.2(b), the amount of such deficiency shall not be deemed to be reduced by any variation in rates of exchange occurring between the said final date and the date of any liquidating distribution.

(d)

The term “rate(s) of exchange” shall mean the rate of exchange quoted by Reuters at 10:00 a.m. (London time) for spot purchases of the Base Currency with the Judgment Currency other than the Base Currency referred to in Condition 20.2(a) hereof and 20.2(b) hereof and includes any premiums and costs of exchange payable.

20.3	Third Party Rights

A person which is not a party to this Instrument shall have no rights to enforce the provisions of this Instrument other than those it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into force.

21	Disenfranchisement of Shareholder Affiliates

For so long as a Shareholder Affiliate beneficially holds any Bonds, in ascertaining (i) the Instructing Bondholders or (ii) whether the agreement of any specified group of Bondholders has been obtained to approve any request for any consent, approval, release or waiver or agreement to any amendment or to carry out any other vote or approve any action or give any instruction under the Bond Documents, that holding, ownership or participation in the Bonds then outstanding shall be deemed to be zero, such Bonds shall be deemed not to be outstanding and that Shareholder Affiliate (or the person with whom it has entered into that sub-participation, other agreement or arrangement) shall be deemed not to be a Bondholder.

22	Governing Law and Jurisdiction

22.1	This Instrument, and any non-contractual obligations arising out of or in connection with it, is governed by and shall be construed in accordance with English law.

22.2

The Courts of England sitting in London have exclusive jurisdiction to settle any dispute arising out of or in connection with this Instrument, the Bonds (including a dispute relating to the existence, validity or termination of this Instrument, the Bonds or any non-contractual obligation arising out of or in connection therewith) (a “Dispute”) and accordingly any legal action or proceedings in connection with such Dispute (“Proceedings”) may be brought in such courts. Each of the Issuer and the Bondholders hereby irrevocably submits to the jurisdiction of such courts.

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22.3

The Issuer irrevocably agrees that within five (5) Business Days of the date hereof it will appoint an agent having its registered office in England as its agent to receive on its behalf in England service of any proceedings started in the courts of England sitting in London under this Condition 22 and will provide evidence of the same to the Bondholders. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Issuer) and shall be valid until such time as the Issuer has received prior written notice that such agent has ceased to act as agent. If for any reason such agent ceases to be able to act as agent or no longer has an address in England, the Issuer shall forthwith appoint a substitute and deliver to the Bondholders the new agent’s name and address and email within England and Wales. Nothing in this clause shall affect the right of Bondholders to serve process in any other manner permitted by law.

22.4	For the avoidance of doubt, articles 470-1 to 470-19 (included) of the Luxembourg law on commercial companies dated August 10, 1915 (as amended) shall be excluded.

23	Counterparts

This Instrument may be executed in any number of counterparts, each of which shall be deemed an original.

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Schedule 1

Form of Bond Certificate

Amount	Certificate No.
US$ _________
Identifying nos: ___________

Alvotech

(a public limited company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg)

Registered office: 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg

R.C.S. number: 258884

US$[•] Bonds due 2025 (the Bonds)

The Bond or Bonds in respect of which this Certificate is issued, the identifying numbers of which are noted above, are in registered form and form part of a series designated as above of Alvotech (the Issuer) and are constituted by a bond instrument dated [•] 2022 (as amended and/or restated from time to time) (the Bond Instrument). The Bonds are subject to, and have the benefit of, that Bond Instrument and the terms and conditions set out therein. Words and expressions defined in the Bond Instrument have the same meanings when used in this Bond Certificate.

The Issuer hereby certifies that

[Name of bondholder] of [registered address]

is, at the date hereof, entered in the Issuer’s register of Bondholders as the holder of the Bonds in the principal amount of US$[•] (US DOLLAR [•] Only). For value received, the Issuer by such entry promises to pay the person who appears at the relevant time on the register of Bondholders as holder of the Bonds in respect of which this Certificate is issued such amount or amounts as shall become due in respect of such Bonds in accordance with the terms and conditions set out in the Bond Instrument and each of the Issuer and the Bondholder mentioned above agree to comply with the terms and conditions of the Bond Instrument.

This Certificate is evidence of entitlement only. Title to the Bonds passes only on due registration in the register of Bondholders and only the duly registered holder is entitled to payments on the Bonds in respect of which this Certificate is issued.

THE BONDS EVIDENCED BY THIS BOND CERTIFICATE AND THE CONVERSION SHARES WERE NOT OFFERED OR SOLD WITHIN THE UNITED STATES OF AMERICA AND HAVE NOT BEEN AND ARE NOT EXPECTED TO BE REGISTERED UNDER THE U.S. SECURITIES ACT OF

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1933, AS AMENDED (THE SECURITIES ACT), AND SUCH BONDS OR CONVERSION SHARES MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED EXCEPT (I) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OF AMERICA AND OTHER JURISDICTIONS. EACH HOLDER AND BENEFICIAL OWNER, BY ITS ACCEPTANCE OF A BOND OR AN INTEREST IN A BOND, REPRESENTS THAT IT UNDERSTANDS AND AGREES TO THE FOREGOING RESTRICTIONS.

This Certificate, and any non-contractual obligations arising out of or in connection with it, is governed by, and shall be construed in accordance with, English law. For the avoidance of doubt, articles 470-1 to 470-19 (included) of the Luxembourg law on commercial companies dated August 10, 1915 (as amended) shall be excluded.

IN WITNESS whereof the Issuer has executed this Certificate as a deed on [•].

EXECUTED AND DELIVERED AS A DEED BY    )

ALVOTECH	)
acting by:	)	Authorised Signatory
)
in the presence of:	)

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Schedule 2

Form of Transfer Certificate

To:	Alvotech

as Issuer (the “Issuer”)

From:	[the Existing Holder] (the “Existing Holder”) and

[the New Holder] (the “New Holder”)

Dated:

Alvotech Registered office: 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg

R.C.S. number: B258884

US$[•] Bonds due 2025 (the “Bonds”)

1.

We refer to Condition 5 of the bond instrument dated [•] 2022 (as amended and/or restated from time to time) under which the Bonds were constituted and issued (the “Bond Instrument”). This is a Transfer Certificate. Terms used in the Bond Instrument shall have the same meaning in this Transfer Certificate.

2.	The Existing Holder wishes to transfer to the New Holder the Bonds specified in the Schedule together with related rights and obligations (the “Transfer”).

3.	The proposed transfer date (the “Transfer Date”) is [ ].

4.	The address, email address and attention particulars for notices of the New Holder for the purposes of Condition 19 of the Bond Instrument are set out in the Schedule.

5.

The New Holder expressly acknowledges that it is the responsibility of the New Holder to ascertain whether any document is required or any formality or other condition is required to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Holder to enjoy the full benefit of the Bond Instrument.

6.	The Existing Holder and the New Holder confirm that (a) the Transfer is in compliance with Condition 5 of the Bond Instrument, and (b) the New Holder is not the Issuer or an Affiliate of the Issuer.

7.	The New Holder confirms that [check the appropriate box]:

☐	it/he/she is not an individual that is resident for tax purposes in the Grand Duchy of Luxembourg; or

☐

he/she is an individual that is resident for tax purposes in the Grand Duchy of Luxembourg and that the Issuer has consented in writing to this transfer and a copy of such consent is attached to this Transfer Certificate.

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8.	[The New Holder hereby requests that the new Bond Certificate to be issued upon the Transfer [check the appropriate box]:

☐	be made available for collection at the Registered Office; or

☐	be mailed by uninsured mail at the risk of the New Holder to the address of the New Holder specified in the Schedule.][1]

9.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

10.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

[1]	Include if Bond Certificate is required

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THE SCHEDULE

Bonds to be transferred, and other particulars

Bonds transferred

Principal amount of Bonds to be transferred:	US$ [ ]

Administration particulars:

Address:	[ ]

Telephone:	[ ]

Email:	[ ]

Attn/Ref:	[ ]

[the Existing Holder]	[the Existing Holder]

By: _____________________________	By: _____________________________
Name: Title	Name: Title

This Transfer Certificate is executed by the Issuer and the Transfer Date is confirmed as at [    ].

ALVOTECH

Acting by:

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Schedule 3

Provisions for Meetings of Bondholders

1.	Proxies

A holder of a Bond may by an instrument in writing (a form of proxy) in the form available from the Registered Office signed by the holder or, in the case of a corporation, executed under its common seal or signed on its behalf by an attorney or a duly authorised officer of the corporation and delivered to the Issuer not later than 48 hours before the time fixed for any meeting, appoint any person (a proxy) to act on his or its behalf in connection with any meeting or proposed meeting of Bondholders. A Proxy need not be a Bondholder.

2.	Representatives

A holder of a Bond which is a corporation may by delivering to the Issuer not later than 48 hours before the time fixed for any meeting a resolution of its directors or other governing body in English authorise any person to act as its representative (a representative) in connection with any meeting or proposed meeting of Bondholders.

3.	Duration of Appointment

A proxy or representative so appointed shall so long as such appointment remains in force be deemed, for all purposes in connection with any meeting or proposed meeting of Bondholders specified in such appointment, to be the holder of the Bonds to which such appointment relates and the holder of the Bond shall be deemed for such purposes not to be the holder.

4.	Calling of Meetings

The Issuer may at any time convene a meeting of Bondholders. If the Issuer receives a written request by Bondholders holding at least 10 per cent. in principal amount of the Bonds and the Other Bonds then outstanding it shall as soon as reasonably practicable convene a meeting of Bondholders. Every meeting shall be held at a time and place approved by the directors of the Issuer.

5.	Notice of Meetings

At least 21 days’ notice (exclusive of the day on which the notice is given and of the day of the meeting) shall be given to the Bondholders to convene a meeting of Bondholders. A copy of the notice shall be given by the party convening the meeting to the other parties. The notice shall specify the day, time and place of meeting, be given in the manner provided in the Conditions and shall specify the nature of the resolutions to be proposed and shall include a statement to the effect that the holders of Bonds may appoint proxies by executing and delivering a form of proxy in English to the Registered Office not later than 48 hours before the time fixed for the meeting or, in the case of corporations, may appoint representatives by resolution in English of their directors or other governing body and by delivering an executed copy of such resolution to the Issuer not later than 48 hours before the time fixed for the meeting. The accidental omission to give notice to, or the non-receipt of notice by, any Bondholder shall not invalidate any resolution passed at any such meeting.

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6.	Chairperson of Meetings

A person (who may, but need not, be a Bondholder) nominated in writing by the Issuer may act as chairperson of a meeting but if no such nomination is made or if the person nominated is not present within 15 minutes after the time fixed for the meeting the Bondholders present shall choose one of them to be chairperson. The chairperson of an adjourned meeting need not be the same person as was chairperson of the original meeting.

7.	Quorum at Meetings

At a meeting two or more persons present in person holding Bonds and/or Other Bonds or being proxies or representatives and holding or representing in the aggregate not less than 10 per cent. in principal amount of the Bonds and Other Bonds then outstanding shall (except for the purpose of passing a Special Resolution) form a quorum for the transaction of business and no business (other than the choosing of a chairperson) shall be transacted unless the requisite quorum be present at the commencement of business. The quorum at a meeting for passing a Special Resolution shall (subject as provided below) be two or more persons present in person holding Bonds and/or Other Bonds or being proxies or representatives and holding or representing in the aggregate over 50 per cent. in principal amount of the Bonds and Other Bonds then outstanding; provided that the quorum at any meeting the business of which includes any of the matters specified in the proviso to paragraph 15 shall be two or more persons so present holding Bonds and Other Bonds or being proxies or representatives and holding or representing in the aggregate not less than 66 per cent. in principal amount of the Bonds and Other Bonds then outstanding.

8.	Absence of Quorum

If within 15 minutes from the time fixed for a meeting a quorum is not present the meeting shall, if convened upon the requisition of Bondholders, be dissolved. In any other case it shall stand adjourned to such date, not less than 14 nor more than 42 days later, and to such place as the chairperson may decide. At such adjourned meeting two or more persons present in person holding Bonds or Other Bonds or being proxies or representatives (whatever the principal amount of the Bonds or Other Bonds so held or represented) shall form a quorum and may pass any resolution and decide upon all matters which could properly have been dealt with at the meeting from which the adjournment took place had a quorum been present at such meeting; provided that at any adjourned meeting at which is to be proposed a Special Resolution for the purpose of effecting any of the modifications specified in the proviso to paragraph 15 the quorum shall be two or more persons so present holding Bonds or Other Bonds or being proxies or representatives and holding or representing in the aggregate not less than 33 per cent. in principal amount of the Bonds and Other Bonds then outstanding.

9.	Adjournment of Meetings

The chairperson may with the consent of (and shall if directed by) a meeting adjourn the meeting from time to time and from place to place but no business shall be transacted at an adjourned meeting which might not lawfully have been transacted at the meeting from which the adjournment took place.

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10.	Notice of Adjourned Meetings

At least 10 days’ notice of any meeting adjourned through want of a quorum shall be given in the same manner as for an original meeting and such notice shall state the quorum required at the adjourned meeting. No notice need, however, otherwise be given of an adjourned meeting.

11.	Manner of Voting

Each question submitted to a meeting shall be decided in the first instance by a show of hands and in case of equality of votes the chairperson shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) which he may have as a Bondholder or as a proxy or representative. Unless a poll is (before or on the declaration of the result of the show of hands) demanded at a meeting by the chairperson, the Issuer or by one or more persons holding one or more Bonds or being proxies or representatives and holding or representing in the aggregate not less than two per cent. in principal amount of the Bonds and/or Other Bonds then outstanding, a declaration by the chairperson that a resolution has been carried or carried by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

12.	Manner of Taking Poll

If a poll is demanded, it shall be taken in such manner and (subject as provided below) either at once or after such an adjournment as the chairperson directs and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded as at the date of the taking of the poll. The demand for a poll shall not prevent the continuation of the meeting for the transaction of any business other than the question on which the poll has been demanded.

13.	Time for Taking Poll

A poll demanded on the election of a chairperson or on any question of adjournment shall be taken at the meeting without adjournment.

14.	Persons Entitled to Attend

The Issuer (through its representatives) and its financial and legal advisers may attend and speak at any meeting of Bondholders. No one else may attend or speak at a meeting of Bondholders unless he is the holder of a Bond or is a proxy or a representative.

15.	Votes

On a poll every person who is so present shall have one vote in respect of each Bond produced or in respect of which he is a proxy or a representative. Without prejudice to the obligations of proxies, a person entitled to more than one vote need not use them all or cast them all in the same way.

16.	Powers of Meetings of Bondholders

Subject to Condition 15.3, a meeting of Bondholders shall, subject to the Conditions, in addition to the powers given above, have power exercisable by Special Resolution:

(a)	to sanction any proposal by the Issuer for any modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of the Bondholders against the Issuer;

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(b)	to sanction the exchange or substitution for the Bonds of shares, bonds, or other obligations or securities of the Issuer or any other entity;

(c)	to assent to any modification of the Bonds which shall be proposed by the Issuer;

(d)	to authorise anyone to concur in and do anything necessary to carry out and give effect to a Special Resolution;

(e)	to give any authority, direction or sanction required to be given by Special Resolution;

(f)

to appoint any persons (whether Bondholders or not) as a committee or committees to represent the interests of the Bondholders and to confer on them any powers or discretions which the Bondholders could themselves exercise by Special Resolution; and

(g)	to approve the substitution of any entity for the Issuer (or any previous substitute) as principal debtor under the Bonds;

provided that the special quorum provisions contained in the proviso to paragraph 6 and, in the case of an adjourned meeting, in the proviso to paragraph 10 shall apply for the purpose of making any modification to the provisions contained in the Bonds which would have the effect of:

(i)	modifying the Maturity Date or the due dates for any payment in respect of the Bonds; or

(ii)	modifying the Conversion Rights; or

(iii)	modifying the provisions contained in this Schedule concerning the quorum required at a meeting of Bondholders or the majority required to pass a Special Resolution or sign a resolution in writing; or

(iv)	amending this proviso.

Notwithstanding anything to the contrary in this Schedule 3, with respect to any matter for which any other provision of the Instrument and/or the Intercreditor Deed requires the direction and/or sanction of a specified percentage of the aggregate principal amount of the Bonds and the Other Bonds then outstanding, such other provision of the Instrument shall prevail.

17.	Resolutions Binding on all Bondholders

Any Special Resolutions or Ordinary Resolutions passed at a meeting of Bondholders duly convened and held in accordance with this Schedule and the Conditions shall be binding on all the Bondholders, whether or not present at the meeting, and each of them shall be bound to give effect to it accordingly. The passing of such a resolution shall be conclusive evidence that the circumstances of such resolution justify the passing of it.

18.	Special Resolution

The expression Special Resolution means a resolution passed at a meeting of Bondholders duly convened and held in accordance with these provisions by a majority consisting of not less than three-quarters of the votes cast at such meeting.

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19.	Ordinary Resolution

The expression Ordinary Resolution means a resolution passed at a meeting of Bondholders duly convened and held in accordance with these provisions by a majority consisting of not less than half of the votes cast at such meeting.

20.	Written Resolution

A resolution in writing signed by or on behalf of the holders of not less than 90 per cent. in principal amount of the Bonds then outstanding who for the time being are entitled to receive notice of a meeting in accordance with these provisions shall for all purposes be as valid as a Special Resolution or an Ordinary Resolution passed at a meeting of Bondholders convened and held in accordance with these provisions. Such resolution in writing may be in one document or several documents in like form each signed by or on behalf of one or more of the Bondholders.

21.	Minutes

Minutes shall be made of all resolutions and proceedings at every meeting and, if purporting to be signed by the chairperson of that meeting or of the next succeeding meeting of Bondholders, shall be conclusive evidence of the matters in them. Until the contrary is proved every meeting for which minutes have been so made and signed shall be deemed to have been duly convened and held and all resolutions passed or proceedings transacted at it to have been duly passed and transacted.

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Schedule 4

Bondholders

1.	Eignarhaldsfélagið Hof ehf.

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Schedule 5

Investor Questionnaire

INVESTOR SUITABILITY QUESTIONNAIRE

ALVOTECH

This Questionnaire is being distributed to certain individuals and entities which may be offered the opportunity to purchase securities (the “Securities”) of ALVOTECH (the “Company”). The purpose of this Questionnaire is to assure the Company that all such offers and purchases will meet the standards imposed by the Securities Act of 1933, as amended (the “Act”), and applicable state securities laws.

All answers will be kept confidential. However, by signing this Questionnaire, the undersigned agrees that this information may be provided by the Company to its legal and financial advisors (including Cooley LLP), and the Company and such advisors may rely on the information set forth in this Questionnaire for purposes of complying with all applicable securities laws and may present this Questionnaire to such parties as it reasonably deems appropriate if called upon to establish its compliance with such securities laws. The undersigned represents that the information contained herein is complete and accurate and will notify the Company of any material change in any of such information prior to the undersigned’s investment in the Company.

Accredited Investor Certification. The undersigned makes one of the following representations regarding its net worth and certain related matters and has checked the applicable representation:

[__]

The undersigned is a trust with total assets in excess of $5,000,000 whose purchase is directed by a person with such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the prospective investment.

[__]

The undersigned is a bank, insurance company, investment company registered under the United States Investment Company Act of 1940, as amended (the “Companies Act”), a broker or dealer registered pursuant to Section 15 of the United States Securities Exchange Act of 1934, as amended, a business development company, a Small Business Investment Company licensed by the United States Small Business Administration, a plan with total assets in excess of $5,000,000 established and maintained by a state for the benefit of its employees, or a private business development company as defined in Section 202(a)(22) of the United States Investment Advisers Act of 1940, as amended.

[__]

The undersigned is an employee benefit plan and either all investment decisions are made by a bank, savings and loan association, insurance company, or registered investment advisor, or the undersigned has total assets in excess of $5,000,000 or, if such plan is a self-directed plan, investment decisions are made solely by persons who are accredited investors.

[__]

The undersigned is a corporation, limited liability company, partnership, business trust, not formed for the purpose of acquiring the Securities, or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), in each case with total assets in excess of $5,000,000.

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[__]

The undersigned is an entity in which all of the equity owners (in the case of a revocable living trust, its grantor(s)) qualify under any of the above subparagraphs, or, if an individual, each such individual has a net worth,[2] either individually or upon a joint basis with such individual’s spouse, in excess of $1,000,000 (within the meaning of such terms as used in the definition of “accredited investor” contained in Rule 501 under the Securities Act), or has had an individual income in excess of $200,000 for each of the two most recent years, or a joint income with such individual’s spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year.

[__]	The undersigned cannot make any of the representations set forth above.

IN WITNESS WHEREOF, the undersigned has executed this Investor Suitability Questionnaire as of the date written below.

Name of Investor

(Signature)

Name of Signing Party (Please Print)

Title of Signing Party (Please Print)

Address

Email

Date Signed

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SIGNATORIES

AS WITNESS whereof each of the Issuer has caused this Instrument executed as a deed on the day and year first above written.

Executed and Delivered as a Deed by	)
ALVOTECH as Issuer	)
acting by: Robert Wessman	)	/s/ Robert Wessman
	)	Authorised Signatory

In the presence of: Johann Johannsson	)	/s/ Johann Johannsson

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Executed and Delivered as a Deed by	)
Eignarhaldsfélagið Hof ehf. as Bondholder	)
acting by:	)	/s/ Sigfús B. Ingimundarson
	)	Authorised Signatory

In the presence of:	)

[Signature Page to Alvotech - Bond Instrument (New CB (Tranche B))]